UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material under §240.14a-12

World Wrestling Entertainment Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1241 East Main Street
Stamford, Connecticut 06902

Dear WWE Stockholder:	April 7, 2023

You are cordially invited to attend virtually WWE’s 2023 Annual Meeting of Stockholders. The meeting will be held on May 18, 2023, beginning at 1:00 p.m. Eastern Time. Details of the business to be conducted at this year’s Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. This year’s Annual Meeting will again be a virtual meeting of stockholders, conducted via live audio webcast. We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online access and participation. You will not be able to attend the Annual Meeting in person.

As a stockholder, you are being asked to vote on important matters. Whether or not you plan to attend the Annual Meeting of Stockholders, your vote is important. We therefore encourage you to vote. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly fill out and submit your proxy. We also invite you to utilize the convenience of Internet voting at the website indicated on the enclosed proxy card. Alternatively, you can vote by telephone or complete, sign, date and promptly return via mail the enclosed proxy card. If you virtually attend the meeting and wish to vote during the meeting, you will have the opportunity to do so, even if you have already voted, and any such vote will supersede all of your prior votes.

On behalf of the WWE Board of Directors, I greatly appreciate your continued support.

Sincerely,

Nick Khan
Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. The Annual Meeting will start promptly at 1:00 p.m. Eastern Time.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

The Annual Meeting (the “Annual Meeting”) of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation (“WWE” or the “Company”), will be held on May 18, 2023 at 1:00 p.m. Eastern Time in a virtual-only format as described below. The purpose of the Annual Meeting, as described in the attached Proxy Statement is as follows:

1.	To elect eight (8) Directors to serve until the Company’s next Annual Meeting and until their successors are elected and qualified;
2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023;
3.	To hold an advisory vote to approve executive compensation;
4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation; and
5.	To transact such other business as may properly come before the Annual Meeting.

The close of business on March 21, 2023 is the record date for determining stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement of the meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 1:00 p.m. Eastern Time. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time.

Log-in Instructions. To be admitted to the virtual Annual Meeting, you will need to log onto www.virtualshareholdermeeting.com/WWE2023 using the control number found on your proxy card, voting instruction form or notice.

Submitting Questions at the Annual Meeting. An online portal is available to stockholders at www.proxyvote.com where you can view and download our proxy materials and vote your shares. Prior to the date of the Annual Meeting, you may submit questions at www.proxyvote.com. On the day of, and during, the Annual Meeting, you can submit questions on www.virtualshareholdermeeting.com/WWE2023. After the business portion of the 2023 Annual Meeting concludes, we will hold a Q&A session during which we intend to answer questions submitted that are pertinent to the Company and the items brought before the stockholder vote at the Annual Meeting, as time permits and in accordance with the Q&A Rules of Conduct and Procedure that will be available at www.proxyvote.com and www.virtualshareholdermeeting.com/WWE2023.

Technical Assistance. Beginning 15 minutes prior to, and during, the Annual Meeting, we will have support available to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulty accessing, or during, the virtual meeting, please call the support team at the number that will be posted on the virtual meeting platform.

Stockholder List. During the Annual Meeting, a list of our stockholders, maintained under Delaware law, will be available for viewing by stockholders at www.virtualshareholdermeeting.com/WWE2023. If you are a registered stockholder, the control number included on your proxy card will allow you to view this list. In addition, information on how to obtain access to the list of stockholders of record entitled to vote at the 2023 Annual Meeting for any purpose germane to the meeting will be available during the ten days preceding the 2023 Annual Meeting on our website at https://corporate.wwe.com/investors/investor-overview. Stockholders submitting any such request will be asked to include the control number found on their proxy card, voting instruction form or Notice of Internet Availability.

Whether or not you plan to attend the Annual Meeting, your vote is important. We therefore urge you to vote by Internet, phone or mail by following the instructions set forth herein.

By the Order of the Board of Directors,

Nick Khan
Chief Executive Officer

Stamford, Connecticut
April 7, 2023

PROXY STATEMENT
Annual Meeting of Stockholders
Thursday, May 18, 2023

The enclosed proxy is solicited on behalf of WWE’s Board of Directors in connection with our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 18, 2023, beginning at 1:00 p.m. Eastern Time in a virtual meeting format only, or any adjournment or postponement of this meeting. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide electronic access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of printing proxy materials. We intend to mail the Notice on or about April 7, 2023, to each stockholder entitled to vote at our Annual Meeting.

We will pay all costs of this proxy solicitation. Directors or officers, or other WWE employees, may also solicit proxies in person or by mail, telephone or electronic communications.

Only holders of record of our Class A common stock and Class B common stock at the close of business on March 21, 2023 (the “record date”), will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 43,347,118 shares of Class A common stock and 31,099,011 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock.”

A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Election of nominees to the Board (Proposal 1) and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 4) are decided by plurality votes. The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required to approve Proposals 2 and 3. Proposal 3 and 4 are advisory votes only and as discussed in more detail below, the voting result is not binding on us. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name as a nominee, and does not receive voting instructions from you, the broker is permitted to vote your shares only on the ratification of the appointment of the independent registered public accounting firm (Proposal 2). When a broker does not receive voting instructions and either declines to exercise discretionary voting or is barred from doing so under NYSE rules, the missing votes are referred to as “broker non-votes.” Other unvoted shares in returned proxies will be voted in accordance with the Board recommendations set forth in this proxy statement. Both abstentions and broker non-votes in returned proxies will be counted for purposes of determining the presence or absence of a quorum at the meeting. Broker non-votes are not, however, considered present and entitled to vote and will have no effect on the voting results of any of the proposals. An abstention in a returned proxy on either of Proposals 2 or 3 identified above will have the effect of a vote against that proposal. An abstention in a returned proxy will have no effect on the outcome of Proposal 1 or 4. The Board of Directors recommends that you vote FOR the election of each of the nominees for Director, FOR the ratification of our independent registered public accounting firm, FOR the advisory approval of our executive compensation, and FOR an annual advisory vote on executive compensation.

Introductory Note:

On January 5, 2023, Vincent K. McMahon, our controlling stockholder, executed and delivered a written consent taking certain actions by consent without a stockholder meeting in accordance with Delaware law resulting in, among other things, the election of Mr. McMahon, Michelle D. Wilson and George A. Barrios to the Board of Directors and certain amendments to the Company’s bylaws (the “January 5th Amendments”). On January 6, 2023, Ignace Lahoud and Man Jit Singh resigned from the Board of Directors. On January 9, 2023, the Board of Directors elected Mr. McMahon as Executive Chairman of the Board of Directors. On January 10, 2023, Stephanie McMahon resigned from her role as Co-CEO and as a member of the Board of Directors. As a result of Ms. McMahon’s resignation, Nick Khan assumed the role of sole Chief Executive Officer of the Company. Mr. Khan also remains a member of the Board of Directors.

Mr. McMahon subsequently informed the Company of his view that there was substantial alignment among the Board of Directors and management concerning the decision to conduct a review of strategic alternatives amid the Company’s upcoming domestic media rights negotiation cycle. In light of the foregoing, on January 16, 2023, Mr. McMahon, in his capacity as controlling stockholder of the Company, executed and delivered a written consent taking certain actions by consent without a stockholder meeting in accordance with Delaware law to substantially repeal the January 5th Amendments other than the provision relating to exclusive forum for certain shareholder lawsuits.

As previously disclosed, the Company’s management and Board of Directors have been engaged in a review of strategic alternatives to maximize value for all WWE stockholders and other stakeholders. Endeavor Group Holdings, Inc. and the Company announced on April 3, 2023 that they have signed a definitive agreement to form a new, publicly listed company consisting of the WWE and UFC businesses (the “Proposed Transaction”). There can be no assurances given regarding the outcome or timing of the Proposed Transaction.

Voting:

If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing a letter that is received by us no later than Wednesday, May 17, 2023 that states that the proxy is revoked, by timely executing and delivering, by mail, Internet or telephone, a later-dated proxy or by attending our Annual Meeting and voting. While the Company does not plan to disseminate information concerning your vote, proxies given by stockholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner’s nominee and will not be disclosed to us unless required by law or requested by you. If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Vote by Internet:

The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on both the Notice and the proxy card. Internet voting is available 24 hours a day until 11:59 P.M. on May 17, 2023. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site, you will be able to enroll in our electronic delivery program, which will ensure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. If you vote via the Internet, please do NOT return your proxy card.

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Vote by Telephone:

You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on May 17, 2023. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

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PROPOSAL 1—ELECTION OF DIRECTORS

Stockholders will elect eight Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders and until a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the nominees listed below, unless otherwise instructed in the proxy. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares represented by a proxy for the remaining nominees and, if there is one, for an alternate person duly nominated by our Board of Directors.

Director/Nominee	Age	Current Position with Company	Committee	Director Since

Vincent K. McMahon	77	Executive Chairman of the Board	Executive (Chair)	1980
Nick Khan	48	Chief Executive Officer	Executive	2021
Paul Levesque	53	Chief Content Officer	Executive	2015
George A. Barrios(1)	58	—	Audit (Chair)	2023(2)
Steve Koonin(1)(3)	65	—	Compensation & Human Capital (Chair); Governance & Nominating	2021
Michelle R. McKenna(1)	57	—	Audit	2022
Steve Pamon(1)	52	—	Audit; Governance & Nominating (Chair)	2020
Michelle D. Wilson(1)	57	—	Compensation & Human Capital; Governance & Nominating	2023(2)

(1)	Independent Director.
(2)	Mr. Barrios and Ms. Wilson held previous positions with the Company as described in their biographies below.
(3)	Lead independent director.

Vincent K. McMahon, co-founder of our Company, is Executive Chairman of the Board of Directors and Chair of the Executive Committee.

Nick Khan has served as our Chief Executive Officer since January 2023 and, prior thereto, one of our Co-CEOs from July 2022 and President & Chief Revenue Officer from August 2020 to July 2022. Prior to that, Mr. Khan, a former practicing attorney, transitioned to International Creative Management (ICM) in 2006 where he launched their Sports Media department and represented the biggest names in sports broadcasting. From 2012 until joining the Company, Khan served as the Co-Head of the Television Department for Creative Artists Agency LLC (CAA). During his tenure there, Khan continued to represent the top broadcasters while also representing WWE, the Southeastern Conference, Top Rank Boxing and others, helping to negotiate billions of dollars in media deals on their behalf.

Paul “Triple H” Levesque has been WWE’s Chief Content Officer since September 2022 and prior thereto was our Executive Vice President, Global Talent Strategy & Development. In his current role, Mr. Levesque oversees the Company’s creative process, shaping the creative direction and storylines of

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WWE programming and live events and is head of Talent relations. He is the Executive Producer of NXT. Mr. Levesque is revolutionizing the business with his global recruiting strategy and developmental training processes. In order to create a platform for future success, he established the Company’s state-of-the-art training facility, the WWE Performance Center, in Orlando, Florida. In addition to strength, conditioning, in-ring training and character development, recruits participate in development programs focusing on life skills, continuing education, health and wellness and career planning. Building off this success, Mr. Levesque remains focused on the development and implementation of WWE’s Performance Center/Global Localization strategy. Prior to his current role from 2011 Mr. Levesque oversaw WWE’s Talent Relations and Live Events departments. He also played an integral part in the Company’s creative process, helping to shape the creative direction and storylines of WWE’s programming. Mr. Levesque debuted as a WWE Superstar, “Triple H,” in 1995 and was inducted into the WWE Hall of Fame in 2019. He has held the WWE Heavyweight Championship title 14 times, captured every major championship, headlined thousands of WWE events and entertained millions around the world. Mr. Levesque is married to Stephanie McMahon and together in 2014 they established Connor’s Cure, a fund dedicated to furthering pediatric cancer research. He was inducted into the Boys & Girls Clubs of America Alumni Hall of Fame in 2017 and is a board member for the Concussion Legacy Foundation.

George A. Barrios has served as Founder and Co-Chief Executive Officer of Isos Capital Management (“Isos”), an independent investment firm focused on investment opportunities in the media, entertainment and sports industries, since January 2021. He has served as Co-President of Progress Acquisition Corporation (“Progress”), a media-focused special purpose acquisition company, since August 2022. Mr. Barrios previously served as the Founder, Co-Chief Executive Officer and Co-Chairman of Isos Acquisition Corporation from January 2021 until its merger with Bowlero Corp. (NYSE: BOWL) (“Bowlero”), a global leader in bowling entertainment, in December 2021. Mr. Barrios was appointed National Board Chair of the Make-A-Wish Foundation in March 2021. Prior to founding Isos, he served as Co-President and a director at WWE from February 2018 to January 2020. He was our Chief Strategy & Financial Officer from November 2013 to February 2018, and Chief Financial Officer from March 2008 to November 2013. Before that, he was Vice President and Treasurer of The New York Times Company, a diversified media company and leading source of independent journalism, from January 2007 to March 2008. Mr. Barrios joined The New York Times Company in April 2002 as Chief Financial Officer of a subsidiary, which published, among other things, The Boston Globe. Prior to that, from September 2000 to September 2001, he was President and Chief Operating Officer of Netsilicon, Inc., a publicly held software development company, where he helped to stabilize the business prior to its merger with Digi International Inc. in 2001. From 1994 to 2000, Mr. Barrios served in several senior capacities for Praxair, Inc., a large supplier of industrial gasses. Earlier in his career, he held various leadership roles in strategy and operations at HBO, Inc. during his time at leading media and entertainment company Time Warner. Mr. Barrios served on the board of directors of Bowlero from December 2021 until December 2022. Mr. Barrios holds a B.A. degree and an M.B.A. from the University of Connecticut.

Steve Koonin is the Chief Executive Officer of the National Basketball Association’s Atlanta Hawks and State Farm Arena, a position he has held since April 2014. He formerly served as the President of Turner Entertainment Networks, which included oversight of Turner Network Television (“TNT”), Turner Broadcasting System (“TBS”), truTV and Turner Classic Movies (“TCM”). Mr. Koonin joined Turner in 2000 and was promoted to President in 2006. Mr. Koonin was responsible for the rebranding of TNT and TBS and for the development of some of the most successful programming in cable television history. He also led the rebrand of Court TV as truTV. Prior to joining Turner, Mr. Koonin spent 14 years with The Coca-Cola Company including serving as head of worldwide marketing and advertising operations. In addition to leading the Atlanta Hawks organization, Mr. Koonin is extremely active in the Atlanta community. He serves as the Chairman of the Georgia Aquarium, on the Executive Committee of the Metro Chamber of Commerce and is a recipient of the Atlanta Sports Council’s lifetime achievement award.

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Michelle R. McKenna has served as a senior advisor at Evercore, a NYSE-listed leading global independent investment bank, since December 2022. In April 2022, she founded, and is the CEO of, The Michelle McKenna Collaborative, a consulting firm which advises on matters relating to technology, tech teams and the consumer experience holistically. McKenna spent more than two decades as a senior leader at Disney, Universal Studios and the NFL, working across technology, digital strategy and finance. From 2012 to 2022, McKenna served as Chief Information Officer for the NFL, where she was responsible for the league’s technology strategy and served as the executive sponsor of the Women’s Interactive Group. She serves on the Board of Directors of Ring Central (NYSE: RNG), where she is a member of the audit, compensation and nominating & governance committees. McKenna previously served on the Board of Directors of Insperity (NYSE: NSP) from 2015 to 2018.

Steve Pamon has served as became President of Verzuz since March 2022, overseeing the live-stream music platform which is owned by Triller and was launched by Swizz Beatz and Timbaland. Triller also owns Amplify.ai, FITE and Thuzio. Mr. Pamon served as President & Chief Operating Officer of Parkwood Entertainment, founded by global entertainer Beyoncé, from 2015 until 2020. In this position, Mr. Pamon oversaw an extensive global media portfolio, including artist management, music production, concert tours, motion pictures, television specials and consumer products. Throughout his tenure, he has achieved critical and commercial success as evident in the Super Bowl 50 Halftime Show, Lemonade visual album, The Formation World Tour, Netflix’s Homecoming documentary and the Disney+ film, Black Is King, among many others. For his work as an Executive Producer, Pamon has received two Emmy nominations, two Grammy nominations and is both a Grammy Award winner for Homecoming and a Peabody Award winner for Lemonade. Prior to joining Parkwood Entertainment, Mr. Pamon was the Head of Sports and Entertainment Marketing for JPMorgan Chase, where he led a team responsible for the ongoing operations around the bank’s broad sponsorship portfolio with various leagues, events and venues. Before joining JP Morgan Chase in 2011, he was Vice President of Strategy and New Business Development for the National Football League, served as Senior Vice President and General Manager of HBO’s Digital Distribution, and held positions at Time Warner, McKinsey & Co, Citigroup and Merrill Lynch. Mr. Pamon has been recognized on Billboard’s Power Players List for four years, reaching No. 1 as “Executive of the Year” in 2019. Mr. Pamon serves on the corporate board of IMAX Corporation, the board of New York Road Runners, and is a founding advisory board member for the Launch with GS fund.

Michelle D. Wilson has served as Founder and Co-Chief Executive Officer of Isos since January 2021. She has served as Co-President of Progress since August 2022. Ms. Wilson previously served as the Founder, Co-Chief Executive Officer and Co-Chairman of Isos Acquisition Corporation from January 2021 until its merger with Bowlero in December 2021. From February 2020 to December 2020, Ms. Wilson was a private investor. Prior to her position with Isos, Ms. Wilson served as Co-President and a director at WWE from February 2018 to January 2020. She served as Chief Revenue & Marketing Officer from November 2013 to February 2018, and Chief Marketing Officer from February 2009 to February 2018. From August 2001 to February 2009, she was Chief Marketing Officer of the United States Tennis Association, where she was instrumental in making the U.S. Open the highest attended annual sporting event in the world with more than 700,000 fans in attendance every year. She was pivotal in the implementation of several innovations for the sport, including in-stadium video screens, blue courts, instant replay and the 2004 launch of the U.S. Open Series. From April 2000 to July 2001, she was Vice President of Marketing for the XFL. Earlier in her career, Ms. Wilson held positions at the National Basketball Association in its domestic and international consumer products groups as well as roles at Nabisco and Johnson & Johnson. Ms. Wilson has served on the board of directors of Bowlero since December 2021 and Turtle Beach Corporation (NASDAQ: HEAR) since May 2022. Ms. Wilson holds a B.S.E. in Chemical Engineering from the University of Pennsylvania and an M.B.A. from the Harvard Business School.

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Other Executive Officers

The following table provides information regarding our other executive officers.

Name	Age	Position with Company	With Company Since

Kevin Dunn	62	Executive Producer & Chief Global Television Production	1984
Maurice F. Edelson	59	EVP, Chief Legal Officer	2022
Rajan Mehta	44	EVP, Chief Product & Technology Officer	2015
Suzette Ramirez-Carr	61	EVP, Chief Human Resources Officer	2022
Frank A. Riddick, III	66	President & Chief Financial Officer	2008(1)

(1)	Mr. Riddick’s tenure at the Company began as an independent director.

Kevin Dunn has been Executive Producer & Chief Global Television Production since July 2014 and, prior thereto Executive Producer since November 2013, and Executive Vice President, Television Production, since July 2003. Before that, Mr. Dunn served as our Executive Producer for 11 years.

Maurice F. Edelson has served as our Executive Vice President, Chief Legal Officer since September 2022. From 2007 to 2013, Mr. Edelson served as General Counsel and EVP, Corporate Development at Time Inc., and in that role had responsibility for legal, compliance, corporate strategy and mergers & acquisitions. Mr. Edelson served as SVP, Deputy General Counsel at Time Warner Inc. from 2013 through 2014. Prior to joining WWE, he served as General Counsel and VP for Administration at The Juilliard School beginning January 2015.

Rajan Mehta is a highly experienced technology professional with over 20 years in the industry. He has worked at WWE, NBC Universal, GE, and a number of technology start-ups where he honed his skills in managing complex technology projects and delivering innovative solutions. Since 2015, Mr. Mehta has served as our EVP, Chief Product and Technology Officer, overseeing our direct to consumer technology, streaming media operations, information technology, enterprise engineering, data science and cybersecurity teams. Previously, he served as a Board Observer to Phunware (PHUN) and as a Technology Advisor to Clypd, which was acquired by AT&T in 2019.

Suzette Ramirez-Carr has served as our Executive Vice President, Chief Human Resources Officer (“CHRO”) since April 2022. She is a seasoned executive with global experience in the public and private sectors, spanning multiple industries including financial services, advertising, beauty, academia, and media & entertainment. Ms. Ramirez-Carr came to WWE from Beautycounter, a Certified B Corp, where she oversaw human resources, internal communications, DEI and facilities. From 2016 to 2021, she served as CHRO for United Talent Agency (UTA), a premier global talent and entertainment company. Previously, Ms. Ramirez-Carr held CHRO roles at Oaktree Capital Management and Southern Methodist University.

Frank A. Riddick, III has served as our President and Chief Financial Officer since July 2022. Prior to that he became our Chief Financial and Administrative Officer in November 2021. From January to August 2020, Mr. Riddick was our Interim Chief Financial Officer. He was a Director at the Company from 2008 until he joined the Company as an executive in November 2021. Mr. Riddick was Chief Executive Officer of FloWorks International LLC (formerly named Shale-Inland Group LLC), a leading supplier of pipe, valves and related products (“FloWorks”) from September 2013 until November 2017. Prior to that, he was Chairman and then Executive Chairman of FloWorks since March 2012. Mr. Riddick is also currently a member of the Management Advisory Board of Tower Brook Capital Partners, L.P. (“TowerBrook”), a private equity firm that previously had FloWorks in its portfolio of companies. From August 2009 until joining FloWorks, Mr. Riddick was Chief Executive Officer of JMC Steel Group, the largest independent steel tubular manufacturer in

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North America. Prior to that, he was a consultant to TowerBrook. Before joining TowerBrook, he served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials, from January 2002 to April 2008. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001, and as Chief Financial Officer at Armstrong and its subsidiaries from 1995 to 2000. Mr. Riddick is Chairman of the Board of Apache Industrial Services, Inc., which provides scaffolding, insulation, fireproofing and coatings. Mr. Riddick is an Emeritus member of Duke University’s Fuqua School of Business Board of Visitors. Until its sale in July 2015, Mr. Riddick was a member of the board of directors, Chair of the Audit Committee and a member of the Compensation Committee of Geeknet, Inc., the owner and operator of ThinkGeek, an online retailer. Mr. Riddick is also a former director of GrafTech International Ltd, a manufacturer of graphite and carbon products, as well as related technical services.

The Board and Committees

Our Board has standing Audit, Compensation & Human Capital, Governance & Nominating and Executive Committees. During the year ended December 31, 2022, there were 10 meetings of the Board of Directors, 10 meetings of the Audit Committee, 14 meetings of the Compensation & Human Capital Committee, and 4 meetings of the Governance & Nominating Committee. Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit. Each Director attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and all members attended last year’s meeting.

Independent Directors. Each year our Board conducts a review to determine which of our Directors qualify as independent. Based on our most recent review, the five members of our Board noted as independent in the slate of nominees for Director in the table above (George A. Barrios, Steve Koonin, Michelle R. McKenna, Steve Pamon, and Michelle D. Wilson) qualified as independent under the NYSE and SEC regulations for Board members as well as those regulations, as applicable, relating to their role on the Audit, Compensation & Human Capital and/or Governance & Nominating Committee(s). These are the standards we use to determine independence. There were certain relationships that the Board affirmatively considered in connection with its independence determination. The Board recognized that Mr. Barrios and Ms. Wilson were former employees of the Company, however, such employment ended more than three years ago (consistent with NYSE independence rules) and each such Director since that time has had very significant positions at other companies. Atlanta’s State Farm Arena, for which Mr. Koonin is Chief Executive Officer, hosted certain of our live events. This was not material to either party, was within the threshold promulgated by the NYSE for independence, was in the ordinary course of business and was neither negotiated by Mr. Koonin nor did it affect him monetarily. Accordingly, the transactions were deemed not to affect the Director’s independence. None of the other independent nominees has any relationship with the Company other than his or her Director/Committee membership(s). Our Audit, Compensation & Human Capital and Governance & Nominating Committees consist, and at all previous times consisted, solely of independent Directors. The current members of our Committees are as follows: Audit Committee - Mr. Barrios (Chair), Ms. Mckenna and Mr. Pamon; Compensation & Human Capital Committee - Mr. Koonin (Chair) and Ms. Wilson; and Governance & Nominating Committee - Mr. Pamon (Chair), Mr. Koonin and Ms. Wilson.

Lead Independent Director. In 2021, the Company determined that it would be beneficial for the Company to have a Lead Independent Director. Mr. Riddick was initially elected but, upon his becoming our Chief Financial and Administrative Officer in November 2021, the Board elected Man Jit Singh to the position. Mr. Singh resigned in January 2023, and the position is now held by Mr. Koonin. The Lead Independent Director is expected to review and advise on Board meeting schedules, agendas and materials, act as liaison between independent Directors and members of management, preside over executive sessions of independent Directors, consult with stockholders as requested, facilitate discussions and feedback to Mr. McMahon, our Executive Chairman, and Mr. Khan, our Chief Executive Officer, and other members of management and assist in assuring compliance with the Company’s corporate governance guidelines.

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NYSE Listing Standards. Certain provisions of the corporate governance rules of the NYSE are not applicable to “controlled companies.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the beneficial ownership by Mr. McMahon of approximately 38.6% of the Company’s outstanding equity and approximately 81% of the combined voting power of our Common Stock. As a “controlled company,” the Company is exempt from the NYSE listing standards of having a majority of independent directors and independent compensation & human capital and governance & nominating committees. The Company availed itself of these “controlled company” exemptions from January 6, 2023 until January 31, 2023.

Board Structure and Risk Management. The Board recognizes the critical role it plays in risk oversight and need to give clear guidance on matters that it considers to pose possible risks to the Company, such as the strategic alternatives initiative described in the Introductory Note of this Proxy Statement, entering into new business ventures, cybersecurity and other matters disclosed as risk factors in the Company’s Annual Report on Form 10-K. In addition, as described elsewhere in this proxy, certain committees of the Board have primary oversight responsibility for specific risk factors. Examples include (i) Audit Committee oversight of, among other things, SEC filings, internal and external audit functions and related party transactions; (ii) Compensation & Human Capital Committee oversight of compensation matters for senior executives, including mitigating instances where compensation could be tied to excessive risk taking by management; and (iii) Governance & Nominating Committee oversight of corporate governance and the recommendation of a slate of nominees for Director and Committee memberships. Although, as mentioned in the Introductory Note of this Proxy Statement, there have been significant changes to the composition of the Board, Committees and management that were not initiated by the Board at the time, the current Board believes that it will continue to be able to address risk factors facing the Company appropriately.

Executive Sessions. Under our Corporate Governance Guidelines, the non-management/independent members of the Board meet at least quarterly in executive sessions (i.e., without the presence of management). In practice, most Board and Committee meetings include an executive session. During 2022, the independent directors and a special committee of the independent Directors were very active, holding many meetings. Executive sessions are presided over by the chair of the Committee hosting the executive session or, if an executive session of all independent Directors, by the Lead Independent Director.

Communications with Directors. Interested parties who wish to communicate with a member or members of the Board of Directors, including Committee chairs and the non-management/independent Directors as a group, may do so by addressing their correspondence to such members or group c/o WWE, 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary, and all such communications, which are not solicitations, bulk mail or communications unrelated to Company issues, will be duly forwarded.

Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our corporate website (corporate.wwe.com).

Code of Business Conduct. We have adopted a Code of Business Conduct (the “Code”) which applies to all of our Directors, officers and employees, including our Executive Chairman and our Chief Executive Officer and senior financial and accounting officers. Our Code requires, among other things, that all of our Directors, officers and employees comply with laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. A copy of our Code is posted on our corporate website (corporate.wwe.com). We also plan to disclose any amendments to, and waivers from, the Code on this website.

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Audit Committee. We have an Audit Committee meeting the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee consists of Messrs. Barrios (Chair) and Pamon and Ms. McKenna. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and to audit committees specifically, is financially literate with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the NYSE and is qualified as an audit committee financial expert within the meaning of the applicable rules and regulations of the SEC. Pursuant to the charter of our Audit Committee, no Audit Committee member may simultaneously serve on the audit committee of more than three public companies. During portions of 2022 and early 2023, additional Audit Committee members, each of whom was independent and financially literate, included Ignace Lahoud and Jeffrey R. Speed (each of whom qualified as an audit committee financial expert), Alan Wexler and Mr. Koonin. Messrs. Lahoud, Speed and Wexler are no longer Directors.

The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee’s charter is posted on our corporate website (corporate.wwe.com). The Audit Committee charter states that the Committee will, among other things, fulfill the following obligations:

•	Review and discuss with management and the independent auditors our audited financial statements, quarterly financial statements and all internal control reports (or summaries thereof).
•	Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).
•	Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.
•	Review and discuss earnings press releases with management, including the type and presentation of information, paying particular attention to any use of “pro-forma,” “adjusted” or other information which is not required by generally accepted accounting principles.
•	Review and discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not be in advance of each earnings release or earnings guidance.
•	Review the regular internal reports (or summaries thereof) to management prepared by the internal auditor(s) and management’s response.
•	Recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.
•	Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.
•	Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit
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Committee has the ultimate authority to approve all audit engagement fees and terms. The Audit Committee has sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors report directly to the Audit Committee and the Audit Committee shall oversee the resolution of any disagreement between management and the independent auditors in the event that any may arise.
•	Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in applicable requirements of the Public Company Accounting Standards Board and the SEC; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.
•	Review audit services and approve in advance non-audit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports to the extent required by the Exchange Act.
•	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.
•	Prepare the Audit Committee report that the SEC requires be included in this proxy statement.
•	Discuss policies with respect to risk assessment and risk management.
•	Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Compensation & Human Capital Committee. The Compensation & Human Capital Committee consists of Mr. Koonin (Chair), and Ms. Wilson. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and compensation committees specifically. The primary purpose of the Compensation & Human Capital Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and procedures. The Compensation & Human Capital Committee’s charter is posted on our corporate website (corporate.wwe.com). During portions of 2022 and early 2023, additional Compensation & Human Capital Committee members, each of whom was independent, included Erika Nardini, Connor Schell and Man Jit Singh, each of whom has left our Board of Directors, and Michelle R. McKenna and Steve Pamon. The Compensation & Human Capital Committee charter states that the Committee will, among other things, fulfill the following obligations:

•	Approve all employment agreements for the Executive Chairman, the Chief Executive Officer and all officers of the Company who (i) have a title of Executive Vice President or have equal or higher seniority; or (ii) are “officers” as defined in Rule 16a – 1(f) promulgated under the Exchange Act (collectively, the “Senior Executives”).
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•	Annually review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating his performance in light of those goals and objectives, and either as a Committee or together with the other independent Directors determine and approve the Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Compensation & Human Capital Committee will consider the Company’s and the individual’s performance, relative total shareholder return, the value of similar incentive awards to chairs and chief executive officers at comparable companies and awards given in past years, among other factors.
•	Review and approve for Senior Executives: (i) the annual base salary level; (ii) the annual incentive opportunity level; (iii) the long term incentive opportunity level; (iv) severance arrangements and change in control agreements/provisions, in each case when and if appropriate; and (v) any special or supplemental benefits.
•	Review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Senior Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive and equity-based compensation plans.
•	Administer the Company’s 2016 Omnibus Incentive Plan and any successor or other incentive compensation plans of the Company.

The Compensation & Human Capital Committee has authority to hire compensation consultants, independent counsel and other advisors. For 2022, the Compensation & Human Capital Committee retained Pearl Meyer & Partners, LLC (the “Compensation Consultant”). The Compensation & Human Capital Committee regularly reviews its Compensation Consultant’s independence and has determined that no conflicts of interest exist.

Compensation & Human Capital Committee Interlocks and Insider Participation. During 2022 and to date in 2023, no member of the Compensation & Human Capital Committee was a current or former officer or employee of the Company or any of our subsidiaries, except for Michelle Wilson, who, as previously disclosed, served until January 2020 as our Co-President and Chief Revenue Officer. Ms. Wilson did not serve on our Compensation & Human Capital Committee during any period she was an employee or for three years thereafter. No “compensation committee interlocks,” as described under SEC rules, existed during 2022 and to date in 2023.

Governance & Nominating Committee. The Governance & Nominating Committee consists of Messrs. Pamon (Chair) and Koonin and Ms. Wilson. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally. During portions of 2022 and early 2023 additional Governance & Nominating Committee members, each of whom was independent, included Laureen Ong, Man Jit Singh and Jeffrey R. Speed, each of whom has left our Board of Directors. The Governance & Nominating Committee operates under a charter. This charter is posted on our corporate website (corporate.wwe.com). Under its charter, the Governance & Nominating Committee responsibilities include:

•	Monitoring the implementation and operation of the Company’s Corporate Governance Guidelines.
•	Reviewing from time to time the adequacy of the Corporate Governance Guidelines in light of broadly accepted practices of corporate governance, emerging governance issues and market and regulatory expectations, and advising and making recommendations to the Board with respect to appropriate modifications.
•	Preparing and supervising the implementation of the Board’s annual review of director independence.
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•	Developing an annual self-evaluation process for the Board and Committees, which process is overseen by the Governance & Nominating Committee, and recommending such process to the Board for its approval.
•	Identifying, reviewing and evaluating candidates for election as Director, consistent with criteria approved by the Board, including appropriate inquiries into the background and qualifications of candidates, interviewing potential candidates to determine their qualification and interest, and recommending to the Board nominees for any election of Directors.
•	Recommending to the Board the appointment of Directors to serve as members, and as chairs, of the standing Committees and any other Committees established by the Board.
•	Recommending to the Board appropriate changes to the governance of the Company, including changes to the terms or scope of the Governance & Nominating Committee charter and the Committee’s overall responsibilities.
•	Making recommendations to the Board regarding any duly submitted stockholder proposal.
•	Overseeing the Company’s continuing education program for our Directors.

Nominees for Director. If the Board were to embark on a search for new directors, it would consider candidates, and follow the same process and use the same criteria for evaluating candidates, irrespective of whether they were suggested by Board members, management and/or stockholders. Any stockholder recommendations would need to be submitted to the Board at our principal address in care of the Corporate Secretary and would need to include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. If stockholders wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, they would need to fulfill the requirements detailed under “Stockholder Proposals for 2024 Annual Meeting.”

The Board reviews potential nominees and decides whether to conduct a full evaluation of any one or more candidates. If additional consideration of one or more nominees is deemed by the Board to be warranted, the Board may request a third-party search firm to gather additional information about the prospective nominee’s background and experience. The Board evaluates the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and applicable regulations of the SEC and such other factors as it deems relevant, including the then current composition of the Board, the need for Committee expertise, and the evaluations of other prospective nominees. While there is a general desire at least to maintain the mixture of viewpoints among its members, the Board does not have any specific policy relating to diversity. The Board will also determine when or how to interview prospective nominees. Each Director has the opportunity to participate in the consideration of the prospective nominee. The Governance & Nominating Committee oversees this process and recommends any nominees to the full Board. As stated in the Introductory Note, during early 2023, Mr. McMahon elected himself, Mr. Barrios and Ms. Wilson to the Board without participation of the Governance & Nominating Committee.

The Board believes that its current members comprise an appropriate mix of background, diversity and expertise. In particular, Mr. Khan is a seasoned media and entertainment executive who understands what is necessary for the Company to thrive in the dynamic and competitive markets in which we compete. Mr. McMahon has insight into strategic initiatives including, most notably, the Proposed Transaction. Mr. Levesque has decades of experience in our Company and has been an important player in all aspects of our creative process, including television, talent and live events. Each of Messrs. McMahon, Khan and Levesque has extensive practical experience with many of our revenue streams and has been critically involved in our business transformation over the past several years as well as our continuing brand development. Mr. Khan’s years of experience

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negotiating television distribution and other licenses and understanding business relationships with talent is expected to continue to add significant value. Of the independent nominees for director, Mr. Koonin is an expert in the television business as well as live events and talent management. Each of Mr. Barrios and Ms. Wilson has extensive C-Suite experience in media companies, including the Company, where they were Co-Presidents until January 2020. Ms. McKenna has decades of experience in media, live events and sports industries including financial and technology expertise, each of which has been, and is expected to continue to be, of great importance to the Company. Mr. Pamon provides a rich perspective on creative matters as well as marketing and monetizing content through live events and audio/video programming. The foregoing experience, qualifications and skills led the Board to conclude that each of these members should serve and be nominated for election at this year’s Annual Meeting and serve their respective roles noted in this proxy statement in the upcoming year.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

World Wrestling Entertainment, Inc. is an integrated media and entertainment company. We have been involved in the sports entertainment business for four decades, and have developed WWE into one of the most popular brands in global entertainment today. We are principally engaged in the production and distribution of unique and creative content through various channels including content rights agreements for our television programming, WWE Network content (including premium live event and archival programming) licensed domestically to Peacock and available either through distributors or direct-to-consumer in most international markets, live events and the sale of consumer products featuring our brands. At the heart of our success are the athletic and entertainment skills and appeal of our Superstars and our consistently innovative and multi-faceted storylines. Our distribution platforms provide significant cross-promotion and marketing opportunities that reinforce our brands while effectively reaching our fans.

2022 Highlights. WWE rose to the challenges brought by the year, emerging from the COVID-19 pandemic, producing live, in-ring content without interruption and fully resuming our live event touring schedule for our fans, including international venues, demonstrating once again our ability to adapt to unprecedented challenges. As a result, 2022 was another record-breaking year for the Company. We believe management was highly effective in achieving the following results:

•	Revenue increased by 18% to $1.3 billion, the highest in the Company’s history (the ninth year of consecutive record revenues).
•	Operating income increased 11% to a record $283.3 million.
•	Adjusted OIBDA as described below increased 19% to a record $384.6 million.
•	We returned capital to stockholders totaling $75.7 million, including share repurchases and dividends paid.

We believe these results validate our ongoing and continued investment in our key employees, who are required for the Company to achieve our desired level of success. We must continue to attract, retain and incentivize management. These efforts were particularly important during 2022 in connection with changes in our leadership. The incentive compensation package for senior management in 2022 is described in detail below. On balance, we believe our ongoing compensation structure appropriately balances incentivizing achievement of long-term growth and transformation with long-term retention and risk mitigation. The program ties a meaningful portion of compensation to annual financial and strategic performance. In an effort to further align our compensation program with our long-term goals, we have initiated certain changes to our equity program in respect of 2023 by eliminating our practice of granting equity incentive compensation with only a one-year performance period and granting a portion of the equity in restricted stock units. By transitioning to an equity incentive compensation program that measures performance over a three-year period, we will able to focus effectively on the achievement of significant and sustained improvements in performance and strategic initiatives over the long term. In addition, the Company recently disclosed enhancements to the compensation of certain named executive officers in the event of the closing of the Proposed Transaction. We believe that our compensation mix continues to moderate the risk to drive short-term results by encouraging management to work toward long-term performance.

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Named Executive Officers. Our named executive officers for 2022 are:

Name	Title
Vincent K. McMahon	Executive Chairman & Former Chief Executive Officer
Nick Khan	Chief Executive Officer
Stephanie McMahon	Former Co-Chief Executive Officer
Paul Levesque	Chief Content Officer
Frank A. Riddick, III	President & Chief Financial Officer
Kevin Dunn	Executive Producer and Chief Global Television Production
Suzette Ramirez-Carr	Chief Human Resources Officer

Elements of WWE’s Compensation Program. In general, the compensation package provided to our named executive officers who are current employees consists of three major components:

Reward Component	Objectives	Determination of Component Value
Base Salary	Provides a fixed element of compensation paid in cash to reward day-to-day contributions to the Company. Serves as an attraction and retention tool.	Salary for each executive is determined based on a number of factors including job responsibilities, tenure and experience, individual performance, internal parity and comparison with our peer group.	Fixed Compensation
Short-Term Incentive Bonus Compensation	Provides cash-based reward for achievement of annual performance measures that are integral to the success of the Company and reinforce its business strategy and vision.	Executives are assigned a target annual incentive opportunity expressed as a percentage of his or her base salary. Performance is measured against a detailed set of financial, strategic and/or individual performance measures. Payouts may be above or below target based on a rigorous assessment of performance relative to the goals established at the beginning of the performance period.	Variable Compensation
Longer-Term Equity Incentive Compensation	As a complement to the annual incentive bonus plan, provides equity-based awards that are linked to the longer- term performance of the Company thereby aligning executives’ and stockholders’ interests.	In general, an executive receives 100% of his or her annual longer-term incentive opportunity in the form of Performance Stock Units (“PSUs”). Consistent with our pay for performance principles, PSU awards may be earned at levels above or below target based on actual performance relative to pre-established goals and generally have continued vesting periods after meeting performance metrics. We also may grant time-based equity awards in some circumstances. Certain changes have been made to our equity program in 2023 as described above in this Executive Summary.

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The Compensation & Human Capital Committee believes that the Company’s compensation program constitutes the appropriate mix of fixed and variable compensation as well as short-term and longer-term compensation, a significant portion of which is tied to Company performance, aligning the interests of management with those of our stockholders. Further, we believe our compensation program incentivizes management and serves our attraction, retention and motivation goals while remaining fiscally prudent and not encouraging excessive risks. We also believe that the design of our compensation program is generally consistent with other companies in the entertainment industry. The Company does not provide a defined benefit plan or other similar retiree benefits and generally does not provide its executive officers with perquisites such as cars, club memberships or personal services. Therefore, these three core components (base salary, short-term cash incentive through our management incentive bonus plan, and longer-term equity incentives), when added together, reflect an accurate picture of the total compensation opportunity available to our senior executives. In an effort to further align our compensation program with our long-term goals, for 2023, we will be moving executives’ equity compensation to a longer-term performance period with different financial tests from those used for the executives’ annual incentive bonus compensation.

Ms. McMahon and Mr. Levesque, who have been key performers for the Company, have certain additional compensation made pursuant to their booking agreements described below.

Aligning Interests with Stockholders. The table below highlights key executive compensation practices that the Compensation & Human Capital Committee has implemented to encourage a high level of performance and alignment of management and our stockholders’ interests. The table also highlights compensation practices that the Committee has expressly avoided or rejected. We believe these efforts support a strong governance culture and are in the long-term interests of our stockholders.

What We Do . . .		What We Do Not Do . . .
☑	Pay for Performance	☒	No Gross-up Payments to Cover Excise Taxes
☑	Tie Significant Levels of Compensation to Corporate and Individual Goals	☒	No Guaranteed Annual or Multi-Year Bonuses
☑	Caps on Annual Bonuses and Long-Term Incentives	☒	No Special Executive Retirement Programs
☑	Stock Ownership Requirements	☒	No Repricing of Underwater Stock Options
☑	Multiple Performance Metrics under Short- term and Longer-term Incentive Plans	☒	No Excessive Perquisites for Executives
☑	Double Trigger for Change in Control Provisions	☒	No Dividend Equivalents Paid Prior to Vesting of Performance Awards
☑	Use an Independent Consultant who Reports Directly to the Compensation & Human Capital Committee	☒	No Incentives to Excessively or Inappropriately Encourage Risk Taking Through our Compensation Program
☑	Review Tally Sheets When Making Executive Compensation Decisions
☑	Risk Mitigation including a Clawback Policy in the Event of a Restatement of Financial Results.

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Compensation Components

Salary. As part of our continuing effort to manage our fixed costs responsibly, we generally attempt to limit salary increases, typically restricting material increases to instances of promotions or extraordinary contributions to the Company’s performance. The table below highlights recent annual base salary rates for the named executive officers. The table reflects adjustments in salaries resulting from the announcement of significant management changes during 2022 and 2023.

Name	2021		2022		2023

Vincent K. McMahon	$1,400,000		$2,000,000	(1)	$1,200,000	(1)
Nick Khan	$1,200,000		$1,350,000	(2)	$1,500,000	(2)
Stephanie McMahon	$730,000		$1,350,000	(2)	N/A	(3)
Paul Levesque	$730,000		$900,000	(2)	$900,000
Frank A. Riddick, III.	$850,000		$950,000	(2)	$950,000
Kevin Dunn.	$1,000,000		$1,100,000		$1,133,000
Suzette Ramirez-Carr	N/A	(4)	$725,000		$746,750

(1)	Annual rate until his resignation in July 2022. Mr. McMahon’s salary resumed effective January 9, 2023 at the annual rate of set forth in this table for 2023 for his role as Executive Chairman.
(2)	Effective July 22, 2022 when Mr. Khan became Co-CEO as a result of management changes in connection with Mr. McMahon’s resignation. In January 2023, Mr. Khan became sole CEO upon Ms. McMahon’s resignation, and his salary increased to the amount set forth in the table for 2023 effective January 10, 2023.
(3)	Ms. McMahon resigned effective January 10, 2023.
(4)	Ms. Ramirez-Carr joined our Company in April 2022.

Annual Incentive Bonuses. Our annual management incentive bonus plan (“MIP”), administered under the 2016 Omnibus Incentive Plan (the “Incentive Plan”), is designed to compensate senior management based on personal and company-wide performance. We believe this is an effective format to incentivize executives to focus on critical financial and strategic short and long-term goals. Our approach ties the participant’s interests to those of stockholders without encouraging unnecessary and excessive risk-taking. It recognizes individual efforts as well as the collective effort of all participants. MIP bonus targets for eligible named executive officers ranged from 50% to approximately 160% of salary. Actual bonuses paid under the MIP to our named executive officers in respect of 2022 are set forth in column (g) of the Summary Compensation Table.

For 2022, the Company established a three-prong test for purposes of determining funding of the MIP.

•	80% of funding was based solely on financial objectives, with 50% based on Adjusted OIBDA and 30% based on total revenues.
•	20% of funding was based on the Company’s progress toward five strategic objectives which relate to the Company’s brand strength and certain growth and business development initiatives further described below.

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The following table shows the MIP funding calculation with actual results for 2022 shaded.

Determination of MIP Funding Level

	Strategic Objectives (20% of MIP Funding)	Revenue (30% of MIP Funding)	Adjusted OIBDA (50% of MIP Funding)(1)
Below Threshold	0-2.9 out of 10. No funding for this factor.	Less than $1,281 million. No funding for this factor.	Less than $333 million. No funding for this factor.
Threshold	3 out of 10 (50% of factor is funded).	$1,281 million (50% of factor is funded).	$333 million (50% of factor is funded).
Between Threshold and Target	Each additional 1/10 of a point results in an additional 2.5% of this funding factor to 5.0 out of 10. Actual Result: 4.8 out of 10 for a payout of 95% of this funding factor.	Each additional $1 million results in an additional 3.8% of this funding factor until $1,294 million in revenue. Actual Result: $1,291.5 million for a payout of 92% of this funding factor.	Each additional $1 million results in an additional 1.6% of this funding factor until $363 million.
Target	5 out of 10 (100% of factor is funded).	$1,294 million (100% of factor is funded).	$363 million (100% of factor is funded).
Between Target and Maximum	Each additional 1/10 of a point results in an additional 2.0% of this funding factor.	Each additional $1 million results in an additional 5.6% of this funding factor until $1,303 million and, above that, each additional $1 million results in an additional 5% of this funding factor until $1,313.

Each additional $1 million results in an additional 2.5% of this funding factor until $383 million after which each $1 million results in an additional 3.8% to $396 million.

Actual Result: $384.6 million for a payout of 155% of this funding factor.

Maximum.	200% funding of this factor at a strategic goal score of 10 out of 10.	200% funding of this factor at revenue of $1,313 million or higher.	200% funding of this factor at $396 million or higher.

(1)	Adjusted OIBDA is a non-GAAP financial measure. Our definition of Adjusted OIBDA may be different from similarly titled non-GAAP financial measures used by other companies. Adjusted OIBDA is the primary measure used by management of the Company to evaluate segment performance and make decisions about allocating resources. We define Adjusted OIBDA as operating income before depreciation and amortization, excluding stock-based compensation, certain impairment charges and other non-recurring material items. See our Annual Report on Form 10-K for the year ended December 31, 2022 for a reconciliation of Adjusted OIBDA to operating income.

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The determination of the Strategic Objectives score for the foregoing purposes is set forth in the following table. Although these objectives are not calculable on a purely mathematical basis, they are scored by the Compensation & Human Capital Committee based on certain measures of success. The Compensation & Human Capital Committee closely reviews and discusses performance relative to this scorecard on a quarterly basis.

Strategic Objectives	Indicative Benchmarks
WWE Network Performance (10%)	International WWE Network Licensing
Certain License Renewal(s) (20%)	Revenue on Renewal
Premium Live Event Revenue (20%)	Certain Live Event Revenue Metrics
Total Viewer Engagement (30%)	Certain Digital Viewership and Social Media Metrics
Certain Ratings (20%)	Key Television Ratings
Overall Actual Score	4.8 (95% of factor funding)

The following table compares MIP funding for 2022 with that of the prior two years:

Calendar Year	Strategic Objectives Overall Score	OIBDA Target	Revenue Target	Aggregate Funding of Incentive Pool

2020	5.0	$300.0 million	$1,165 million	61%
2021	4.1	$304.0 million	$1,083 million	140%
2022(1).	4.8	$363.0 million	$1,294 million	124%

(1)	In connection with its annual review of performance testing, the Compensation & Human Capital Committee reduced certain targets, determining the targets set at the beginning of 2022 to be inappropriate in the Committee’s judgment due to certain non-recurring changes to our business during the year including the move to a licensing model of certain of our operations, certain accounting treatment and other projections made when goals were set that changed during the year, and a one time adverse foreign exchange impact in our Live Event segment.

Once funding is established based on achievement of the financial performance and strategic objectives described above, a participant is entitled to participate if his or her individual performance rating for the year is at or above a threshold. The aggregate amount of funding does not increase based upon individual payouts, with the result that the aggregate payout to all participants must be less than or equal to the established funding. Actual payouts are based on an individual’s target, which is a percentage of his or her salary at the end of 2022 (this percentage is established based on the executive’s title/position) multiplied by the MIP funding percentage for the Company as a whole with a possible multiplier for exceptional performance, in each case subject to the exercise of negative discretion by the Compensation & Human Capital Committee. The use of negative discretion to one executive will not necessarily result in an increased bonus to another executive. The overall MIP funding for the Company, and the overall payment to any individual, will not exceed 200% of the individual’s target opportunity. The Committee also retains discretion to pay amounts outside of the plan but has rarely exercised this discretion historically and did not do so in respect of 2022.

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Performance Stock Units. Our compensation program includes a longer-term component consisting of stock unit grants. Consistent with past practice, our normal 2022 annual grants of stock units under the Incentive Plan featured performance-based goals as well as service-based vesting requirements which extend beyond the performance period. This structure reinforces our pay for performance philosophy by aligning compensation with long-term shareholder value creation while also incentivizing retention of key employees. The performance targets for our PSUs granted in 2022 mirror those set for the MIP described above. The PSUs, to the extent earned, vest in three equal annual installments, with the first vesting occurring on or about July 20, 2023. The number of PSUs earned is determined based on a sliding scale of 10% of the target number of units granted if the strategic objectives factor described above is achieved at no less than threshold performance up to a maximum cap of 200% of the target number of units if all three performance criteria are achieved at the maximum level. We believe this cap appropriately mitigates the potential risk that accompanies performance-based equity compensation. As referenced above under the description of our MIP, management achieved a level of 124% of overall target and this is the percentage of PSUs that were earned, subject to continued service vesting.

We expect to continue to make annual grants of equity to our senior executives. Beginning with grants in 2023, PSUs will have performance measured over a three-year performance period with different performance metrics from the one-year MIP. By measuring performance over a three-year period, we will continue to be able to focus effectively on the achievement of significant and sustained improvements in performance and strategic initiatives over the long term. Our transition to a three-year long-term incentive program that will pay out in a cliff at the end of such period will effectively decrease the amount of PSUs eligible to vest on an annual basis. Restricted stock units with various vesting periods have been granted to fill this shortfall and to replace a portion of the normal PSU grant. The Committee closely monitors share usage through the approval of an annual share budget or “pool” that management may use. From this pool, management proposes individual grants at a separate meeting of the Compensation & Human Capital Committee and these individual grants are reviewed and approved by the Committee. We do not plan grants or vesting dates of stock units around material news releases in order to provide any special benefits to our employees.

We believe that equity compensation for executive officers is different from salary and short-term cash incentives in that, due to its performance and time-vesting requirements, stock units serve both a retention and incentive purpose. Equity compensation (particularly where it has both performance and time-vesting requirements) aligns interests of management with stockholders. We also hope that stock units, together with our 401(k) Plan, will be utilized by employees for retirement planning, as we do not provide a defined benefits retirement plan.

The following table shows the aggregate number of stock units granted to all eligible employees (named executive officers and all others) as part of our normal annual grant for the past several years. The table also shows the actual number of stock units earned based on performance achieved for each relevant performance period. The table does not include special grants for new hires/promotions/retention, such as those granted in 2022 to our executive new hires or the sign-on grants to Mr. Khan, as shown in the Grants of Plan-Based Awards table below.

Calendar Year	Aggregate target stock units in Annual Grant (unadjusted)	Aggregate target stock units in Annual Grant (adjusted to reflect forfeitures)	Aggregate actual stock units earned in respect of such year
2020	411,908	360,325	284,436
2021	460,014	327,632	446,663
2022	718,646	453,551	521,333
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Other Compensation Matters

Employment Agreements and Severance Matters. As described in detail under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below, we have entered into employment agreements with our named executive officers. Some of these agreements provided for initial compensation, as well as provisions relating to severance in the event of termination of employment, including termination following a change in control. The Committee carefully considers terms in agreements when they are entered into, and believes the agreements we have in place are appropriate for our executives, are in the range of market practice, and protect the Company by ensuring executives are focused on their jobs. As described below, during 2022, we entered into new agreements, or amended and restated agreements, with some of our executives due to the changes in management, based on the needs at the applicable time.

Stock Ownership Requirements. We believe that it is in the best interests of our stockholders for management and directors to own a significant amount of our Common Stock. We have stock ownership guidelines for our Directors and our executive officers with a title of Executive Vice President or higher. Under the guidelines, the individual must attain the following multiple of base salary (or annual cash retainer, in the case of Directors):

Title	Multiple
Chief Executive Officer	6x
Director	5x
EVP	2x

Valuations of ownership are made at the beginning of each year based on the average of the prior calendar year’s month-end closing stock prices. Until the required multiple of ownership is attained, 50% of the after-tax shares received upon the vesting of performance and restricted stock units must be held by the individual. For these purposes, performance units for which the performance test has been met, but which have not yet vested, count toward the ownership goal. Once the respective multiple is attained, so long as none of the shares required for such attainment are disposed, the obligation remains met despite any subsequent decline in stock price.

Anti-Hedging Policy: “Hedging” refers to instruments or transactions that have the effect of protecting an executive or director from the economic risk of a decline in our stock price and is often viewed as changing the alignment of long-term interests between management and stockholders. The Company does not believe that hedging and/or pledging of Company stock has created any disconnect in the alignment of the interests of our directors and executive officers with those of our stockholders. Any transaction that would result in profit if the price of the Company’s securities declines is prohibited by Company policy. While other hedging of WWE stock is strongly discouraged and any hedging transaction by an executive officer or director of the Company would be closely reviewed by the Company, we have not made a blanket prohibition against them for any of our employees. Pledging Company securities is also discouraged and senior executives may not purchase securities of the Company on margin. The Company plans to continue to monitor the situation and may act if it perceives any such activities by its executive officers or directors have a negative impact on the Company or its securities.

Clawbacks. The Company has a policy administered by the Compensation & Human Capital Committee allowing, in the event of any restatement of financial statements, a claw back of any compensation paid or awarded in excess of what would have been paid or awarded in the absence of such misstatement. This policy does not require any wrongdoing by the party involved, and is in addition to any other available clawbacks required by law or otherwise. Specific clawbacks are also included in most special equity grants to our executive officers.

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Tally Sheets; Benchmarking. Tally sheets are provided to the Compensation & Human Capital Committee annually to supplement its review of aggregate compensation for each Senior Executive in connection with setting salary and granting performance-based incentive compensation and equity incentive compensation. Compensation is reviewed annually vis-à-vis market data consisting of a media and entertainment industry-specific index and data from an industry-specific (media and live event/experience) peer group. Named executive officer compensation is targeted to the second quartile of this data. The data used by the Compensation & Human Capital Committee and its Compensation Consultant is (i) the S&P United States BMI Media & Entertainment Index, which is not the index used for comparison in the Cumulative Total Return Chart included in the Company’s Annual Report on Form 10-K, and the following custom peer group:

Company	Ticker
IAC Inc.	IAC
Take-Two Interactive Software, Inc.	TTWO
Lions Gate Entertainment Corp.	LGF.A
TEGNA Inc.	TGNA
AMC Networks Inc.	AMCX
Roku, Inc.	ROKU
Gray Television, Inc.	GTN
The E.W. Scripps Company	SSP
Angi Inc.	ANGI
Madison Square Garden Entertainment Corp.	MSGE
Cable One, Inc.	CABO
Six Flags Entertainment Corporation.	SIX
Tripadvisor, Inc.	TRIP
Yelp Inc.	YELP
Entravision Communications Corporation.	EVC
Madison Square Garden Sports Corp.	MSGS

Management’s Role in the Compensation-Setting Process. The Chief Executive Officer and the Human Resources Department annually review the performance of each executive officer shortly after the financial results for a fiscal year are known. The conclusions and recommendations resulting from this review, including proposed salary, bonuses and equity-based grants, to Senior Executives are presented to the Compensation & Human Capital Committee for its final approval.

Role of Compensation Consultant and Use of Market Data. During 2022, the Committee consulted with the Compensation Consultant who was paid by the Company and had access to management. The Compensation Consultant was hired by and reported directly to the Compensation & Human Capital Committee. To date, design aspects of compensation have been proposed by management, with the Compensation Consultant advising on the appropriateness of the design and market competitive levels of compensation. The Compensation & Human Capital Committee, however, did not specify limits either on the scope of the Compensation Consultant’s inquiry or on areas on which the Compensation Consultant was allowed to comment, other than to prohibit the Compensation Consultant from undertaking work on behalf of management without the Committee’s consent. The Compensation Consultant has never provided consulting services to the Company other than for executive and Director compensation and related disclosure. The Committee regularly reviews the Compensation Consultant’s independence and has affirmatively determined that no conflicts of interest exist or existed.

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2022 Say-on-Pay Advisory Vote Outcome. The Compensation & Human Capital Committee considered the results of the 2022 advisory, non-binding vote to approve executive compensation in connection with the discharge of its responsibilities. In excess of 95% of the vote of our shareholders in 2022 was in favor of the compensation of our named executive officers, a result we feel affirms our pay practices, and no changes were made as a result of such vote.

Conclusion

The Compensation & Human Capital Committee of the Board understands its responsibility for evaluating and approving the Company’s compensation programs, including reviewing and approving the Company’s compensation philosophy as well as corporate goals and objectives relative to incentive compensation, evaluating performance in light of those goals and determining compensation levels based on this evaluation. Management and, in particular, the Chief Executive Officer and Human Resources Department, are instrumental in developing recommendations relating to the compensation program, subject to approval by the Compensation & Human Capital Committee. The Compensation & Human Capital Committee was assisted in this regard in respect of 2022 by its independent Compensation Consultant.

We believe that we have an appropriate mix of compensation components along with competitive compensation levels that incentivize management and serve our attraction, retention and motivation goals while remaining fiscally prudent and not encouraging excessive risks. We believe management compensation closely aligns them with shareholder interests and we believe the Company’s strong financial performance over the past several years underscores the effectiveness of our compensation program. Going forward, while we may adjust certain aspects of the compensation program – including our transition to a three-year performance period for our equity incentive compensation, as noted above – we believe that it is fundamentally sound and abides by a strong pay for performance philosophy.

Compensation & Human Capital Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s currently effective Registration Statements on Form S-8, the following Report, and the Audit Committee Report set forth under Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm, shall not be incorporated by reference into any such filings.

The Compensation & Human Capital Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation & Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation & Human Capital Committee
Steve Koonin, Chair
Michelle D. Wilson
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Summary Compensation Table

The following table sets forth certain information about the compensation of each person who served as our Principal Executive Officer during any portion of fiscal 2022, our principal financial officer and our three next most highly compensated executive officers who were serving as executive officers at December 31, 2022. As stated above, these individuals are our “named executive officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)		Bonus ($)(d)	Stock Awards ($)(e)(1)		Non-Equity Incentive Plan Compensation ($)(g)		All Other Compensation ($)(i)		Total ($)(j)
Vincent K. McMahon	2022	1,006,923	(2)	0	11,267,050	(3)	0		139,860	(4)	12,413,833
Executive Chairman	2021	1,400,000		0	1,671,260		1,960,000		20,287	(5)	5,051,547
	2020	1,394,615		0	1,636,594		854,000		20,583	(5)	3,905,792
Nick Khan	2022	1,266,923		0	21,096,312	(6)	2,499,949		10,422	(5)	24,873,606
Chief Executive Officer	2021	1,200,000		0	1,814,470		2,660,000		32,401	(5)	5,706,871
	2020	498,462	(6)	0	6,799,138	(6)	471,823	(6)	5,195,142	(7)	12,964,565
Stephanie McMahon	2022	1,006,615	(8)	0	12,361,738	(9)	0		915,173	(10)	14,283,526
Former Co-Chief Executive Officer	2021	730,000		0	583,523		511,000		767,682		2,592,205
	2020	724,115		0	464,778		22,650		775,723		2,187,266
Paul Levesque	2022	805,846		0	8,963,822	(11)	748,858		1,096,302	(10)	11,614,829
Chief Content Officer	2021	730,000		0	583,523		511,000		1,017,021		2,841,544
	2020	724,115		0	464,778		222,650		906,757		2,318,280
Frank A Riddick, III	2022	894,615		0	879,432		1,065,899		354,986		3,194,932
President & Chief Financial Officer	2021	134,038	(12)	0	5,189,329	(12)(13)	130,085	(12)	1,183,105	(14)	6,636,557
	2020	782,667	(15)	0	53,842	(16)	0		173,210	(17)	1,009,719
Kevin Dunn	2022	1,100,000		0	11,637,454	(18)	1,364,000		13,176	(5)	14,114,630
Executive Producer & Chief Global Television Production
Suzette Ramirez-Carr	2022	490,769	(19)	0	499,994	(20)	304,183	(19)	873,072	(21)	2,168,018
EVP, Chief Human Resources Office

(1)	Represents the aggregate grant date fair value of awards of performance stock units and restricted stock units pursuant to our 2016 Omnibus Incentive Plan consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For additional disclosure on assumptions made in the valuation of our performance stock units awards, see “Note 18 – Stock-based Compensation” to our Consolidated Financial Statements. For these purposes, performance stock units are assumed to have been granted in amounts that would occur if the Company had met all performance criteria at 100% of target. Assuming hypothetically that the highest level of performance conditions for these performance stock units (other than the Special Grants which are described in footnotes 6, 9 and 11) had been achieved, the number of such performance stock units would have been 200% of the numbers included in the table which for 2022 would result in maximum grant date values of $22,534,100 for Mr. McMahon; $7,397,530 for Mr. Khan; $1,057,399 for Mr. Levesque; $3,635,626 for Ms. McMahon; $1,758,864 for Mr. Riddick; and $2,789,340 for Mr. Dunn. For 2022, the Company achieved 124% of the target number of these performance stock units, subject to vesting in three annual installments beginning
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July 2023. The actual results for these performance stock units as follows: Mr. McMahon 0 shares; Mr. Khan 88,696 shares; Mr. Levesque 12,678 shares; Ms. McMahon 0 shares; Mr. Riddick 21,089 shares; and Mr. Dunn 33,444 shares.

(2)	Mr. McMahon resigned as Chairman and Chief Executive Officer on July 22, 2022. He remained a stockholder with a controlling interest and rejoined the Company as Executive Chairman in January 2023.
(3)	All of these shares were forfeited upon Mr. McMahon’s resignation.
(4)	Consists principally of accrued vacation pay.
(5)	Consists of matching contributions under our 401(k) plan and certain life insurance payments.
(6)	Mr. Khan joined the Company in August 2020 and his salary, normal performance stock units and MIP bonus were prorated for 2020. Under his amended employment agreement, Mr. Khan received performance stock units described in footnote 1 above as well as a special sign-on inducement grant of performance units (the “Special Grants”) as follows: (x) $6 million of such units at his start date in 2020 (“Tranche 1”); and (y) an additional $16.5 million on or about October 1, 2022 (“Tranche 2”), in each case valued at a 30-day trading average stock price ending on or about the date of the grant. The Special Grants have different performance measures from the normal annual grant of performance units described in footnote 1. These Special Grants, to the extent they meet their performance measures, vest at the end of their respective performance measurement periods. The performance measurement period for Tranche 1 ended September 30, 2022, and 27,944 shares vested. The performance measurement period for Tranche 2 ends September 30, 2025. In the above table, the Special Grants are valued at 100% of target and are reflected in year 2020 (Tranche 1) and 2022 (Tranche 2). Assuming hypothetically that the highest level of performance conditions for the Special Grants were achieved, the performance units would be at 300% of target which, together with the normal performance units granted to Mr. Khan at their maximum level of performance (200%), would result in a grant date value of $19,620,980 in 2020 and $59,590,170 in 2022. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”.
(7)	Consists principally of a $5.0 million sign on bonus, which is subject to certain repayment obligations if Mr. Khan voluntarily leaves the Company without good reason or is terminated for cause before August 3, 2023. Also includes certain relocation reimbursement, 401(k) plan and life insurance payments. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment and Booking Agreements”.
(8)	Ms. McMahon resigned January 10, 2023.
(9)	Ms. McMahon received a one-time Special Grant of performance stock units under the Incentive Plan with a grant date target of $10 million effective October 3, 2022 (valued at a 30-day trading average stock price ending on or about the date of grant). This Special Grant had a three-year performance measurement period and would have vested, to the extent it met its performance measures, on or about September 30, 2025. In the above table, the Special Grant is valued at 100% of target. Assuming hypothetically that the highest level of performance conditions for the Special Grant were achieved, the performance units would be at 300% of target which, together with the normal performance units granted to Ms. McMahon at their maximum level of performance (200%), would result in a grant date value of $35,267,399. All of these shares were forfeited upon Ms. McMahon’s resignation.
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(10)	Consists principally of performance fees, royalties and related minimum guarantees (which amounted to $807,595 and $717,253 for Mr. Levesque and Ms. McMahon, respectively, in 2022) . See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment and Booking Agreements”. Includes matching contributions under our 401(k) plan and certain life insurance payments.
(11)	Mr. Levesque received a one-time Special Grant of performance stock units under the Incentive Plan with a grant date target of $8 million effective October 3, 2022 (valued at a 30-day trading average stock price ending on or about the date of grant). This Special Grant has a three-year performance measurement period and will vest, to the extent it meets its performance measures, on or about September 30, 2025. In the above table, the Special Grant is valued at 100% of target. Assuming hypothetically that the highest level of performance conditions for the Special Grant were achieved, the performance units would be at 300% of target which, together with the normal performance units granted to Mr. Levesque at their maximum level of performance (200%) would result in a grant date value of $25,927,644.
(12)	Mr. Riddick joined our Company as an employee in November 2021 and his salary, normal performance stock units and MIP bonus were prorated for 2021.
(13)	Consists principally of a sign-on Special Grant of restricted stock units valued at $5.0 million vesting over four years which began in June 2022. Includes quarterly stock awards paid as part of independent Directors’ fees for the period Mr. Riddick was an independent Director (prior to his employment by the Company beginning November 2021).
(14)	Consists principally of a one-time $1 million cash sign-on bonus payment, which is subject to certain repayment obligations if Mr. Riddick voluntarily leaves the Company without good reason or is terminated for cause. Also includes independent Directors’ cash fees while he was independent. Also includes certain relocation reimbursement, 401(k) plan and life insurance payments. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Employment and Booking Agreements”.
(15)	Mr. Riddick served as our Interim Chief Financial Officer for the period February until August 2020.
(16)	Includes quarterly stock awards paid as part of independent Directors’ fees during periods in which Mr. Riddick was an independent Director.
(17)	Includes independent Directors’ cash fees while he was independent and $106,907 of housing paid for Mr. Riddick while he was acting as WWE’s Interim Chief Financial Officer.
(18)	Consists principally of a one-time grant of restricted stock awards which vest in equal installments which began July 2022.
(19)	Ms. Ramirez-Carr joined our Company in April 2022 and her salary and MIP bonus were prorated for 2022.
(20)	Consists of a sign-on grant of restricted stock units which vest in three equal installments beginning July 2023.
(21)	Consists principally of a sign-on bonus in the amount of $650,000 which is subject to certain repayment obligations if Ms. Ramirez-Carr voluntarily leaves the Company or is terminated for cause.
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Grants of Plan-Based Awards for 2022

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)				All Other Share Awards		Grant Date Fair Value of Stock(3)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)		Maximum (#)(h)	(#)(i)		($)(j)

Vincent K. McMahon (4)	3/9/22	433,918	4,339,178	8,678,356	19,931	199,311		398,622	0		11,267,050
Nick Khan	2/4/22	201,609	2,016,087	4,032,175	7,153	71,529		143,058	0		3,698,765
	10/3/22	—	—	—	0	241,264	(5)	723,792	0		17,397,547
Stephanie McMahon (6)	2/4/22	116,660	1,116,603	2,333,205	3,515	35,154		70,308	0		1,817,813
	10/3/22	—	—	—	0	146,220	(5)	438,660	0		10,543,924
Paul Levesque	2/4/22	60,392	603,918	1,207,836	1,022	10,224		20,448	0		528,683
	10/3/22	—	—	—	0	116,979	(5)	350,937	0		8,435,356
Frank A. Riddick, III	2/4/22	85,960	859,596	1,719,192	1,701	17,007		34,814	0		879,432
Kevin Dunn	2/4/22	110,000	1,100,000	2,200,000	2,697	26,971		55,942	0		1,394,670
	3/9/22	—	—	—	—	—		—	181,192	(7)	10,242,784
Suzette Ramirez-Carr	4/28/22	24,531	245,308	490,616	—	—		—	8,563	(8)	499,994

(1)	The amounts shown in column (c) reflect the generally applicable minimum payment level under the Company’s 2022 management incentive plan administered under the 2016 Omnibus Incentive Plan which is 50% of 20% (which equals 10%) of the target amount shown in column (d). This assumes the threshold of the strategic objectives funding factor is met and the other two performance measures are below thresholds. Actual minimums could be lower due to a restricted bonus pool available to the Company as a whole or due to the exercise of negative discretion. The amount shown in column (e) is 200% of the individual’s target, which was the maximum payment under the bonus plan. Actual payments are included in column (g) of “Summary Compensation Table”.
(2)	Except for the Special Grants of restricted stock described in footnote 5 below, the amounts shown in column (f) reflect the number of performance stock units that would be earned (subject to vesting) assuming the Company met the threshold level of the strategic objectives funding factor and the other two performance measures are below thresholds which would result in a minimum performance level equal to 50% of 20% (which equals 10%) of the target number of stock units shown in column (g). If the Company exceeds these thresholds, there is an increase to 100% of the target stock units at 100% attainment of all three funding factor targets, which is reflected in column (g). Above those targets, the stock units increase up to a maximum possible grant under the plan of 200% of target stock units. This maximum number is shown in column (h). For 2022, the Company achieved 124% of the target number of these performance stock units, subject to vesting in three annual installments beginning July 2023. For these named executive officers, the actual results for these performance stock units were as follows: Mr. McMahon 0 shares; Mr. Khan 88,696 shares; Mr. Levesque 12,678 shares; Ms. McMahon 0 shares; Mr. Riddick 21,089 shares; and Mr. Dunn 33,444 shares.
(3)	Reflects the full grant date fair value under FASB ASC Topic 718 of grants of stock units and is based upon the probable outcome of such conditions on the date of grant (which is the target number). The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, and correspond with the 2022 stock award values in the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for more information about our performance stock units. For additional disclosure on assumptions made in the valuation of these awards, see “Note 18 – Stock-based Compensation” to our Consolidated Financial Statements.
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(4)	Mr. McMahon resigned on July 22, 2022, but remained a stockholder with a controlling interest. These shares were forfeited on his resignation. He rejoined the Company as Executive Chairman in January 2023.
(5)	Includes Special Grants to Messrs. Khan and Levesque and Ms. McMahon described in footnotes 6, 9 and 11 to the summary compensation table.
(6)	Ms. McMahon resigned effective January 10, 2023, and all shares granted to her noted in this table were forfeited.
(7)	Consists of restricted stock units that vest in five equal annual tranches on the 1st day of July, with the first tranche vesting in 2022.
(8)	Consists of restricted stock units that vest in three equal annual tranches on the 20th of July, with the first tranche vesting in 2023.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The Summary Compensation Table and Grants of Plan-Based Awards Table above provide certain information regarding compensation of our named executive officers. This narrative provides additional explanatory information regarding compensation of our named executive officers and should be read in conjunction with those tables.

Employment and Booking Agreements.

Vincent K. McMahon. Mr. McMahon entered into an employment agreement with the Company, effective as of March 29, 2023 (the “McMahon Employment Agreement”), pursuant to which, retroactive to January 9, 2023, he will continue to serve as Executive Chairman for a term of two years from his start date of January 9, 2023, subject to automatic extension for additional one-year terms thereafter unless either the Company or Mr. McMahon provides at least 180 days’ notice of non-renewal. The McMahon Employment Agreement provides that Mr. McMahon will receive (i) an annual base salary of $1.2 million, (ii) an annual target bonus opportunity (as a percentage of annual base salary) of 175% and (iii) an annual equity grant date target value set at $4.3 million, subject to performance metrics and vesting periods (as determined by the Committee). In the event the Company terminates his employment without cause or he terminates his employment for good reason (as those terms are defined in the McMahon Employment Agreement), Mr. McMahon will be eligible to receive as severance (a) base salary continuation through the end of the term (or, if longer, for one year), (b) a prorated portion of the annual bonus based on target performance for the year in which the termination occurs and (c) health and welfare continuation through the end of the term in accordance with the Company’s severance policy. In the event such a termination occurs within the two-year period following a change in control (as defined in the McMahon Employment Agreement), Mr. McMahon will instead be eligible to receive (a) a lump sum cash payment equal to two times Mr. McMahon’s then-current base salary, (b) as lump sum cash payment equal to two times Mr. McMahon’s annual bonus based on target performance, (c) a prorated portion of the annual bonus based on target performance for the year in which the termination occurs, (d) full accelerated vesting of Mr. McMahon’s unvested equity awards (with the payout of performance-based awards determined based on target-level achievement) and (e) health and welfare continuation for the twenty-four month period following the termination.

Nick Khan. We have an amended and restated employment agreement, as amended, with Mr. Khan under which he serves as our Chief Executive Officer. The employment agreement provides for a current annual base salary of $1,500,000, and eligibility to participate in the Company’s Incentive Plan with a current targeted annual incentive award of 175% of his salary. In 2020, in connection with his initial employment with us, Mr. Khan received a sign-on bonus of $5,000,000, which remains subject to partial repayment requirements if he voluntarily leaves the Company without good reason or is terminated for cause prior to August 5, 2023. Under his agreement, Mr. Khan has received sign-on grants of PSUs valued at an aggregate of $22,500,000, 40% of which was granted in 2020 and vested (in an amount based on performance) in September 2022,

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and 60% of which was granted in 2022 and, subject to meeting performance requirements, would vest in September 2025. The employment agreement provides that he participates in the Company’s performance stock program under the Incentive Plan with a targeted annual award, beginning in 2023, of $5.375 million. If Mr. Khan is terminated by the Company without cause prior to the fifth anniversary of his employment start date, he would be entitled to receive his then-current base salary for the remainder of the agreement’s five-year term and a prorated portion of his incentive bonus for the year in which the termination occurs. In the event that, within two years following a Change in Control, as defined in the agreement, Mr. Khan’s employment is terminated by the Company without cause or by Mr. Khan with good reason, as defined, he is entitled to receive (i) two times his annual base salary; (ii) two times his target bonus; (iii) a bonus based on actual performance prorated for the portion of the year in which the termination occurs; (iv) vesting of all equity awards including, without limitation, special awards at the performance level, if the performance period has run, or otherwise at target; and (v) continued health benefits for 24 months.

Stephanie McMahon. The Company entered into an employment agreement with Ms. McMahon shortly before her resignation which resulted in its cancellation, and all payments thereunder (other than normal salary, for the period January 1, 2023 – January 10, 2023, the date of her resignation) is reflected in the Summary Compensation Table. We have a booking agreement with Ms. McMahon which currently runs until October 6, 2023, and thereafter extends for successive one-year periods unless either party gives notice of nonextension at least 90 days prior to the expiration date. Under this agreement, Ms. McMahon is entitled to a minimum guaranteed annual payment of $750,000 which the Company is entitled to recoup from all payments under the agreement including pay for performing in live and televised events and royalties for merchandise sold including Ms. McMahon’s name and/or likeness.

Paul Levesque. The Company entered into an employment agreement effective December 20, 2022, with our Chief Content Officer, Paul Levesque, pursuant to which he receives an annual salary of $900,000 and is eligible to participate in the Incentive Plan with a targeted annual bonus of 100% of his salary. Mr. Levesque received a one-time special equity grant of PSUs with a grant date target value of $8 million with a three-year performance measurement period ending on or about September 30, 2025, with immediate vesting on that date in an amount based on performance. He is eligible to participate in the Company’s stock program under the Incentive Plan with a target annual equity award starting in 2023 of $1.6 million. If Mr. Levesque is terminated by the Company without cause, he is entitled to the Company’s normal severance policy described below. in the event that, within two years following a Change in Control, as defined in the agreement, Mr. Levesque’s employment is terminated by the Company without cause or by Mr. Levesque with good reason, as defined, he shall receive (i) one and a half times his annual base salary; (ii) one and a half times his target bonus; (iii) a bonus based on actual performance prorated for the portion of the year in which the termination occurs; (iv) vesting of all equity grants including, without limitation, special grants, at the performance level, if the performance period has run, or otherwise at target; and (v) continued health benefits for 18 months. We have a booking agreement with Mr. Levesque which currently runs until March 30, 2024 and thereafter extends for successive one-year periods unless either party gives notice of nonextension at least 90 days prior to the expiration date. Under this agreement, Mr. Levesque is entitled to a minimum guaranteed annual payment of $1 million, and the Company is entitled to recoup this minimum from all payments under the agreement including pay for performing in live and televised events and royalties for merchandise sold utilizing Mr. Levesque’s name and/or likeness.

Frank A. Riddick. The Company entered into an amended and restated employment agreement effective October 13, 2022, with Frank A. Riddick, III, pursuant to which he serves as our President & Chief Financial Officer with a current annual salary of $950,000. Mr. Riddick received a one-time $1.0 million cash sign-on bonus payment, which remains subject to partial repayment requirements if he voluntarily leaves the Company without good reason or is terminated with cause before November 5, 2024. In addition, Mr. Riddick is eligible to participate in the Company’s Incentive Plan under which he has a target bonus of 125% of his salary.

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Mr. Riddick is eligible to receive equity awards under the Incentive Plan with an annual target in 2023 equal to $2.4 million. During 2021, Mr. Riddick received a sign-on inducement grant of restricted stock units valued at $5.0 million. These restricted stock units vest in equal installments over four years beginning June 2022. In the event the Company terminates his employment without “cause” or he terminates his employment for “good reason” (as defined in the employment agreement), Mr. Riddick would be eligible to receive as severance (i) a payment in an amount equal to the sum of his base salary and annual bonus based on target performance for the year in which the termination occurs and (ii) a prorated portion of the annual bonus he would have otherwise earned for the year in which the termination occurs. In addition, if his employment terminates for these reasons, or if he dies or becomes disabled, his sign-on restricted stock units will vest. In the event that within two years, following a Change in Control (as defined in the employment agreement), Mr. Riddick is terminated or Mr. Riddick terminates his employment with good reason, he will receive (i) one and a half times his then current salary; (ii) a bonus equal to one and a half times his target bonus; (iii) a prorated portion of the bonus he otherwise would have received; (iv) full vesting of all invested stock units, with performance share units that have not completed their performance measurement periods at target levels; and (v) continued health benefits for eighteen (18) months.

Additional Enhancements. Under their employment agreements, Messrs. McMahon, Khan, Levesque and Riddick, and members of their immediate family, are allowed to use the Company’s aircraft for personal travel when not being used for business purposes. Personal use of the aircraft is paid for by the executive so that no incremental cost is incurred by the Company. The Company recently disclosed enhancements to the compensation of certain named executive officers in the event of the closing of the Proposed Transaction.

Equity Award Terms. Under our standard PSU award agreement, if the underlying performance vesting conditions have been achieved, dividends accrue at the same rate as are paid on our shares of Class A common stock. This ensures that, to the extent shares are not earned due to a performance shortfall, no dividends will be paid on the stock units. Time-based RSUs and our new PSUs with a three-year performance period and cliff vesting accrue dividends from the date of grant. Dividend accruals vest at the same time as the vesting of the stock units on which they accrue. Our standard award agreements for PSUs and RSUs have a “double trigger” accelerated vesting provision so that in the event of a change of control, if the employee is terminated without cause or terminates his or her employment for good reason, as defined in the applicable plan or agreement, vesting would be accelerated.

Management Incentive Plan. Our MIP is administered under the Incentive Plan and provides for incentive cash bonuses to be made annually based upon Company-wide and individual performance. The plan provides guidelines for the calculation of bonuses subject to Compensation & Human Capital Committee oversight and approval. The 2022 plan, goals and payouts are described above in the “Compensation Discussion and Analysis”. Bonuses paid under the MIP to named executive officers are included in column (g) of the Summary Compensation Table.

Other Agreements and Programs. The Company has a severance policy for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company), including Mr. Dunn and Ms. Ramirez-Carr, which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on length of service, from a minimum of four weeks to a maximum of one year. The employee also would be entitled to a prorated bonus for the year of termination, at rates to be determined (based on actual Company performance), if his or her termination occurs on or after July 1 of the year. Employee health insurance is also provided during the severance period. This policy covers any employees who do not have individual severance agreements. The Company believes that these severance provisions are necessary for the Company to attract and retain high caliber employees.

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Outstanding Equity Awards at December 31, 2022

	Stock Awards (1)
Name(a)	Number of Shares or Units of Stock That Have Not Vested (#)(g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h)(2)
Vincent K. McMahon(3)	0	0
Nick Khan	396,108	27,141,298
Stephanie McMahon(4)	144,593	9,907,543
Paul Levesque	202,869	13,900,601
Frank A. Riddick, III	87,285	5,980,751
Kevin Dunn	213,394	14,621,762
Suzette Ramirez-Carr	8,610	589,955

(1)	Includes dividends that have accrued (at a non-preferential rate) as additional stock units that were not vested at December 31, 2022. Includes the 2022 annual grant of performance stock units which were earned at 124% of target and vest in installments on or about July 20, 2023, 2024 and 2025. Also Includes shares underlying (i) Special Grants of performance stock units to Messrs. Dunn, Khan, Levesque and Riddick and Ms. McMahon and (ii) grants of restricted stock units to Mr. Dunn and Ms. Ramirez-Carr, in each case with the vesting dates described in the footnotes to the Summary Compensation Table and/or Grants of Plan-Based Awards table above.
(2)	These amounts are calculated by multiplying the closing price of the Company’s Common Stock of $68.52 on December 30, 2022, the last trading day in 2022, by the number of unvested stock units reflected in the table.
(3)	Mr. McMahon resigned on July 22, 2022, forfeiting unvested shares. He remained a stockholder with a controlling interest and rejoined the Company as Executive Chairman in January 2023.
(4)	Ms. McMahon resigned effective January 10, 2023, forfeiting unvested shares.

Stock Vested during 2022

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#)(d)(1)	Value Realized on Vesting ($)(e)(2)
Vincent K. McMahon	26,869	1,780,618
Nick Khan	48,743	3,545,146
Stephanie McMahon	8,733	578,716
Paul Levesque	8,733	578,716
Frank A Riddick, III	22,332	1,399,418
Kevin Dunn	71,764	4,621,089
Suzette Ramirez-Carr	0	0

(1)	The number of shares acquired on vesting reflects the gross number of shares that vested, including shares, if any, withheld by the Company to cover the withholding tax payable upon such vesting.
(2)	The amounts are calculated by multiplying the number of shares vested by the closing price on the applicable vesting date for these shares.
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Potential Payments Upon Termination or Change in Control

Certain agreements with our named executive officers provide for (i) severance following an involuntary termination without cause or a resignation by the employee for good reason not in connection with a change in control and (ii) enhanced severance entitlements and accelerated vesting of equity in the event of a termination (or constructive termination, as defined) within the 24 months following a change in control. The Company also has a severance plan for all eligible employees. The terms of these agreements and plan are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” above. The following is a quantification of such provisions, assuming hypothetically that the triggering event took place on the last trading day of 2022 with the closing price per share of the Company’s Common Stock on that date of $68.52. Certain recently disclosed enhancements would change these numbers if the calculations were made currently, rather than at December 31, 2022.

Name	Executive Benefit and Payments Upon Separation	Involuntary Not For Cause Termination/ Voluntary Termination with Good Reason ($)		Constructive Termination Following Change in Control ($)

Vincent K. McMahon	Compensation: Salary Bonus	0 0		0 0

	Long-Term Incentive Compensation: Accelerated Vesting of Stock Units	0		0
	Continuation of health, accident and life insurance	0		0
	Total:	0		0

Nick Khan	Compensation: Salary Bonus	3,506,301 2,016,087		2,700,000 6,048,262

	Long-Term Incentive Compensation: Accelerated Vesting of Stock Units	0		27,141,298
	Continuation of health, accident and life insurance	20,555	(1)	41,110	(1)
	Total:	5,542,944		35,930,670
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Name	Executive Benefit and Payments Upon Separation	Involuntary Not For Cause Termination/ Voluntary Termination with Good Reason ($)		Constructive Termination Following Change in Control ($)

Paul Levesque.	Compensation: Salary	1,099,916	(2)	1,350,000	(2)
	Bonus	603,918		1,509,795

	Long-Term Incentive Compensation: Accelerated Vesting of Stock Units	0		9,907,543
	Continuation of health, accident and life insurance	20,473	(1)	30,710	(1)
	Total:	1,724,307		12,798,047

Stephanie McMahon(3)	Compensation: Salary	1,534,932	(2)	3,069,863	(2)
	Bonus	1,166,603		3,499,808

	Long-Term Incentive Compensation: Accelerated Vesting of Stock Units	0		13,900,601
	Continuation of health, accident and life insurance	20,473	(1)	40,947	(1)
	Total:	2,722,008		20,511,219

Frank A. Riddick, III	Compensation: Salary Bonus	950,000 1,719,192		1,425,000 2,148,990

	Long-Term Incentive Compensation: Accelerated Vesting of Stock Units	4,393,459		5,980,751
	Continuation of health, accident and life insurance	17,224	(1)	26,585	(1)
	Total:	7,080,374		9,581,326
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Name	Executive Benefit and Payments Upon Separation	Involuntary Not For Cause Termination/ Voluntary Termination with Good Reason ($)		Constructive Termination Following Change in Control ($)

Kevin Dunn	Compensation: Salary Bonus	1,100,000 1,100,000		1,100,000 1,100,000

	Long-Term Incentive Compensation: Accelerated Vesting of Stock Units	12,323,115		16,098,947
	Continuation of health, accident and life insurance	26,935	(1)	0
	Total:	14,553,050		18,298,947

Suzette Ramirez-Carr	Compensation: Salary Bonus	111,538 0		725,000 0

	Long-Term Incentive Compensation: Accelerated Vesting of Stock Units	0		589,995
	Continuation of health, accident and life insurance	0		15,682	(1)
	Total:	111,538		1,330,638

(1)	Estimates based on current rates and premiums for the Company under the Consolidated Omnibus Reconciliation Act (“COBRA”).
(2)	In the case of Mr. Levesque and Ms. McMahon, includes ninety (90) days’ continued minimum guarantee under his/her booking agreement in effect at the end of 2022.
(3)	Ms. McMahon resigned effective January 10, 2023, and these amounts were not paid. If she had resigned before December 31, 2022, all of these numbers would have been $0.
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Equity Compensation Plan Information

The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, |warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders:
2012 Employee Stock Purchase Plan	0		N/A	1,312,937
2016 Omnibus Incentive Plan
Performance and Restricted stock units	1,488,033	(1)	N/A	2,249,440	(1)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	1,488,033	(1)		3,562,377	(1)

(1)	For PSUs, calculated using target numbers. Information relating to aggregate units earned in respect of 2022 is found in “Executive Compensation – Compensation Discussion and Analysis.”
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Director Compensation for 2022

For 2022, we paid our non-employee Directors a retainer at an annual rate targeted at $210,000. In addition, we paid our Audit Committee members an annual fee of $15,000; our Compensation & Human Capital Committee members an annual fee of $10,000; our Governance & Nominating Committee members an annual fee of $7,500; the Chair of our Audit Committee an annual fee of $35,000; the Chair of our Compensation & Human Capital Committee a fee of $30,000; and the Chair of our Governance & Nominating Committee a fee of $22,500. We pay our Lead Independent Director an annual fee of $55,000. The Company paid $100,000 of a Director’s annual retainer, together with all Committee fees, in cash and the remainder in unrestricted shares of our Class A common stock. All payments are made in equal quarterly installments in arrears. The grant of shares is calculated using an average closing price for the last 30 trading days of the calendar quarter for which grants are made (so the actual aggregate grant date values set forth in the table may vary from the numbers for the grants described in this narrative description). All Directors received reimbursement of expenses incurred in connection with participation in our Board and Committee meetings. In addition, all independent directors who worked on the previously disclosed special investigation during 2022 received a cash retainer of $50,000, and its two co-chairs, Messrs. Singh and Speed, received $80,000, in each case in arrears. Management Directors do not receive additional compensation for their services as a Director. The Company has Indemnification Agreements with its outside directors which, together with our Charter and By-laws, provide for indemnification to the fullest extent allowed by applicable law.

The following table sets forth the components of total compensation earned during 2022 by our non-employee Directors.

Name (a)	Fees Earned or Paid in Cash($)(b)	Stock Awards ($)(c)(1)	Total ($)(h)
JoEllen Lyons Dillon(2)	28,905	29,290	58,195
Steve Koonin	160,084	109,186	269,270
Ignace Lahoud	120,962	65,779	186,740
Michelle McKenna(4)	28,905	29,290	58,195
Erika Nardini(3)	128,346	79,806	208,171
Laureen Ong(5)	47,313	43,720	91,032
Steve Pamon	169,709	109,186	278,895
Connor Schell(6)	56,890	57,792	114,682
Man Jit Singh(2)	272,584	109,186	381,770
Jeffrey R. Speed(2)	222,584	109,186	331,770
Alan M. Wexler(2)	165,084	109,186	274,270

(1)	Represents the aggregate grant date fair value under FASB ASC Topic 718. See “Security Ownership of Certain Beneficial Owners and Management” for a description of the number of shares of our Class A common stock owned by each of our Directors.
(2)	Ms. Dillon and Messrs. Lahoud, Singh, Speed and Wexler all left the Board in early January 2023.
(3)	Ms. Nardini left the Board on September 15, 2022.
(4)	Ms. McKenna joined the Board on September 15, 2022.
(5)	Ms. Ong left our Board on May 19, 2022, the date of our 2022 annual meeting.
(6)	Mr. Schell left the Board on July 6, 2022.

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Certain Relationships and Related Party Transactions

As previously disclosed, the Company learned in 2022 of certain settlement and other agreements entered into by Mr. McMahon over the past several years, resulting in a special investigation by our independent Directors and revisions to our financial statements. Mr. McMahon reimbursed the Company for expenses it incurred in this connection in the amount of approximately $17.4 million through January 31, 2023 and Mr. McMahon will review in good faith and reimburse the Company for additional such costs incurred subsequent to January 31, 2023 (or that have been incurred and not yet paid as of January 31, 2023).

Stephanie McMahon is the daughter of Vincent McMahon, and Paul Levesque is her husband. Both Stephanie McMahon and Paul Levesque were executive officers and directors of the Company during 2022, and Mr. Levesque is nominated for election to the Board of Directors at the upcoming Annual Meeting. These individuals received compensation in their capacities as employees and as independent contractor performers for the Company including participating in talent royalties for certain Company products bearing his or her name and/or likeness. Each has a booking contract with the Company. The compensation package of each of Ms. McMahon and Mr. Levesque is detailed in the Summary Compensation Table.

Shane B. McMahon is the son of Vincent McMahon, brother of Stephanie McMahon and brother-in-law of Paul Levesque. In 2022, Shane McMahon was retained as a performer for the Company for which he received an aggregate of approximately $827,559.

Under its charter, the Audit Committee is responsible for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable SEC regulations. The Audit Committee does not review the retention of Stephanie McMahon, Paul Levesque or Shane McMahon each year. Nor does the Committee approve their levels of compensation. Instead, as to levels of compensation for Mr. Levesque as an employee, the Audit Committee relies on the approval procedures of the Compensation & Human Capital Committee. Their pay as performers, as well as that of Shane McMahon, is negotiated by the Company’s Chief Executive Officer and/or the Company’s Talent Relations Department, as applicable. The Audit Committee believes this oversight to be consistent with relevant industry expertise and good business practice. While no written policies exist, the Audit Committee believes it would apply a standard of reasonable business practices to any other related party transactions.

CEO Pay Ratio

As required by applicable SEC rules, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of Nick Khan, our Chief Executive Officer.

For 2022, the total compensation of our median employee was $105,283, and, as reported in the Summary Compensation Table above and adjusted to annualize his salary as provided below, Mr. Khan’s total compensation was $24,957,683.

For 2022, the ratio of the annual total compensation of our Chairman and Chief Executive Officer to the annual total compensation of our median employee was 237 to 1 (our “CEO Pay Ratio”)

We used the same median employee for our CEO pay ratio in our proxies mailed in 2022. To identify the median employee, we used total W-2 compensation. We did not use any statistical sampling techniques and did not make any cost of living adjustments identifying our median employee. We do not believe there were any other changes in our employee population or employee compensation arrangements that would significantly change our CEO pay ratio disclosure. For the CEO pay ratio, we used annual total compensation of both Mr. Khan and our median employee, calculated for 2022 in accordance with the requirements of Item 402(c)(2)(x).

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Although we had more than one CEO serving in that role during 2022, we determined to use Mr. Khan who was employed throughout the year, annualizing his salary to the year-end number (which is the reason the number used in this CEO Pay Ratio exceeds his total compensation in the summary compensation table by $84,077). It is worth noting that Mr. Khan’s 2022 total compensation included an approximate $16.5 million (valued at a 30 day trading average stock price) second tranche of a special equity grant agreed upon in connection with his hiring in 2020. This inflates his compensation beyond what it otherwise would have been. Without this grant, Mr. Khan’s total compensation would have been $8,457,683 and the CEO Pay Ratio would be 80 to 1.

Our reported CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules for identifying the median employee and determining the ratio. These rules permit companies to employ a wide range of methodologies, estimates and assumptions. CEO pay ratios reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO Pay Ratio.

Pay Versus Performance Disclosure

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”, as calculated in accordance with the SEC rules) and certain Company performance measures for the fiscal years listed below. For information regarding the WWE’s pay-for-performance philosophy and how the Company aligns executive pay with performance, refer to our Compensation Discussion & Analysis (“CD&A”).

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	Vincent McMahon (1)		Stephanie McMahon (2)		Nick Khan (3)		Non-CEO NEOs (4)		Year-end value of $100 invested on 12/31/2019 in:
Year	Summary Compensation Table Total $	Compensation Actually Paid (5)(6) $	Summary Compensation Table Total $	Compensation Actually Paid (5)(6) $	Summary Compensation Table Total $	Compensation Actually Paid (5)(6) $	Average Summary Compensation Table Total $	Average Compensation Actually Paid (5)(6) $	WWE $	S&P US BMI Media & Entertainment Index $	Net Income (in millions) $	Adjusted OIBDA (in millions) $

2022	12,413,833	-292,437	14,283,526	11,251,129	24,873,606	19,212,760	7,773,102	8,871,744	108.6	90.7	195.6	384.6
2021	5,051,547	5,797,169	N/A	N/A	N/A	N/A	3,995,173	3,941,461	77.6	163.4	177.4	327.1
2020	3,905,792	2,057,290	N/A	N/A	N/A	N/A	3,409,744	-505,976	74.9	133.5	131.8	286.2

(1)	Vincent McMahon resigned as CEO effective July 22, 2022.
(2)	Stephanie McMahon was appointed Co-CEO effective July 22, 2022.
(3)	Nick Khan was appointed Co-CEO effective July 22, 2022.
(4)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:

2022: Frank Riddick, Paul Levesque, Kevin Dunn, Suzette Ramirez-Carr

2021: Stephanie McMahon, Nick Khan, Frank Riddick, Paul Levesque, Kristina Salen

2020: Stephanie McMahon, Nick Khan, Frank Riddick, Paul Levesque, Kristina Salen, George Barrios

(5)	Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	2022					2021		2020
	Vincent McMahon	Stephanie McMahon	Nick Khan	Average Non- CEO NEOs	Vincent McMahon		Average Non- CEO NEOs	Vincent McMahon	Average Non- CEO NEOs

Total Compensation from Summary Compensation Table	$12,413,833	$14,283,526	$24,873,606	$7,773,102		$5,051,547	$3,995,173	$3,905,792	$3,409,744
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(11,267,050)	$(12,361,738)	$(21,096,312)	$(5,495,176)		$(1,671,260)	$(1,751,778)	$(1,636,594)	$(1,380,427)
Year-end fair value of unvested awards granted in the current year	$—	$8,921,098	$15,646,583	$4,875,115		$2,354,213	$1,717,614	$964,460	$795,788
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$—	$257,438	$752,822	$845,335		$30,522	$23,124	$(592,281)	$(74,468)
Fair values at vest date for awards granted and vested in current year	$—	$—	$—	$567,884		$—	$20,006	$—	$—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$464,233	$150,805	$(963,940)	$305,484		$32,147	$5,937	$(584,088)	$(167,285)
Forfeitures during current year equal to prior year-end fair value	$(1,903,453)	$—	$—	$—	$		$(68,614)	$—	$(3,089,328)
Total Adjustments for Equity Awards	$(12,706,270)	$(3,032,397)	$(5,660,846)	$1,098,642		$745,622	$(53,712)	$(1,848,502)	$(3,915,720)
Compensation Actually Paid (as calculated)*	-292,437	11,251,129	19,212,760	8,871,744		5,797,169	3,941,461	2,057,290	-505,976

*	No adjustments made for pension or dividends not otherwise included in total compensation.

(6)	Equity valuation assumptions for calculating Compensation Actually Paid are not materially different from grant date valuation assumptions.

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Tabular List of Financial Performance Measures

In WWE’s assessment, the most important financial performance measures used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to the Company’s performance were the following:

•	Adjusted OIBDA
•	Revenue
•	Free Cash Flow

Pay Versus Performance: Graphical Description

The illustrations below provide graphical descriptions of the relationships between the following:

•	CAP, WWE’s cumulative TSR and the S&P US BMI Media & Entertainment Index cumulative TSR;
•	CAP and WWE’s Net Income; and
•	CAP and WWE’s Company Selected Measure (Adjusted OIBDA).

CAP and Cumulative TSR

CAP and Net Income

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CAP and Adjusted OIBDA

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 15, 2023 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature Ownership		% of Class

Class B(1)	Vincent K. McMahon	28,752,105	(2)	92.2
Class B(1)	Linda E. McMahon	566,770	(3)	1.8
Class B(1)	Stephanie McMahon(4)	1,940,190	(4)	6.0
Class A	Lindsell Train Limited(5)	7,463,627		17.2
	66 Buckingham Gate
	London SWIE 6AU UK
Class A	BlackRock, Inc.(6)	4,778,788		11.0
	55 East 52nd Street
	New York, NY 10055
Class A	The Vanguard Group(7)	4,128,663		9.5
	100 Vanguard Blvd.
	Malvern, PA 19355
Class A	Ninety One UK Limited(9)	2,642,911		6.1
	55 Gresham Street
	London, ECV2 7HB
	United Kingdom
Class A	Nick Khan	28,559		*
Class A	Paul Levesque	46,060	(8)	*
Class A	Frank A. Riddick, III	35,452		*
Class A	Kevin Dunn	56,219		*
Class A	Suzette Ramirez-Carr	0		*
Class A	George A. Barrios	0		*
Class A	Steve Koonin	2,915		*
Class A	Michelle R. McKenna	426		*
Class A	Steve Pamon	4,543		*
Class A	Michelle D. Wilson	0		*
Class A and Class B(10)	All Executive Officers and Directors as a Group (14 Persons)	29,023,415		38.9

* Less than one percent.

(1)	Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the election of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon or his wife, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock.

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(2)	Includes 69,157 shares of Class A Common Stock. Excludes 566,670 shares of Class B common stock and 100 shares of Class A common stock owned by Mr. McMahon’s wife, Linda McMahon. Mr. McMahon has pledged (x) 1,000,000 of these shares to secure certain contingent obligations relating to insurance matters for XFL, a football league formerly owned by Mr. McMahon; (y) 3,484,006 of these shares to secure his obligations under a prepaid forward contract; and (z) 5,870,130 of these shares secure a revolving credit facility.
(3)	Includes 100 shares of Class A held directly by Mrs. McMahon.
(4)	Includes (i) 90,797 shares of Class A common stock held by Ms. McMahon; and (ii) 1,849,393 shares of Class B common stock held by the Stephanie McMahon Levesque Trust u/a Vincent K. McMahon Irrevocable Trust dtd. 12/23/2008 (the “2008 Trust”). Ms. McMahon is a beneficiary of the 2008 Trust. She has sole dispositive power over the shares held by the 2008 Trust. Excludes shares held by Paul Levesque, Ms. McMahon’s husband.
(5)	The amount shown is from an Amendment No. 8 to Schedule 13G, filed February 8, 2023. Lindsell Train Ltd, (“Lindsell Train”) is an investment advisor with shared power to vote and dispose all of these shares. Messrs. Michael James Lindsell and Nicholas John Train each owns a significant membership interest in Lindsell Train and therefore may be deemed to control shares held in managed accounts by Lindsell Train. Each of the reporting persons disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein.
(6)	The amount shown is from an Amendment No. 9 to Schedule 13G, filed January 24, 2023. BlackRock, Inc. is a parent holding company with sole power to vote 4,583,624 of the shares and sole power to dispose of all of the shares.
(7)	The amount shown is from an Amendment No. 9 to Schedule 13G, filed February 9, 2023. The Vanguard Group is an investment advisor with sole dispositive power over 4,064,528 shares, shared dispositive power over 64,131 shares, and shared voting over 21,939 shares.
(8)	Excludes shares held by Stephanie McMahon, Mr. Levesque’s wife.
(9)	The amount shown is from a Schumer 13G, filed February 13, 2023. Ninety One UK Limited is a non-us discretionary investment advisor which has sole party to vote and dispose of these shares.
(10)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

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PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has recommended that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2023. Deloitte has audited our consolidated financial statements since 1999. In recommending to the Board of Directors the reappointment of Deloitte, the Audit Committee took into consideration a number of factors including the length of time Deloitte has been engaged, the quality of the Audit Committee’s discussions with representatives of Deloitte, reports of the Public Company Accounting Oversight Board (“PCAOB”) on Deloitte, Deloitte’s fees and the performance of the lead audit partner. Under SEC rules and Deloitte’s practice, the lead engagement audit partner is required to change every five years, and a new lead audit partner was appointed in 2022. The Committee interviewed and approved the audit partner. Although ratification of this selection is not legally required, the Board of Directors believes that it is appropriate for the stockholders to ratify such action as a matter of good corporate governance. If the stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider their appointment as our independent registered public accounting firm. We expect that a representative of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for calendar years 2021 and 2022, and fees for other services rendered by Deloitte & Touche during those periods.

	2021	2022

Audit Fees (a)	$1,492,100	$1,616,000
Audit-Related Fees (b)	0	$1,101,000
Tax Fees (c)	0	0
All Other Fees (c)	0	0
Total	$1,492,100	$2,717,000

(a)	“Audit Fees” were for the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements and other services related to SEC matters including attestation of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(b)	Consists of fees for additional audit and internal control assessment work required by our 2022 financial restatement and related matters.
(c)	No services other than those described in footnotes (a) and (b) were performed for the Company by Deloitte & Touche in 2021 or 2022.

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Deloitte & Touche. In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections. All of the services provided by Deloitte & Touche in the table above were pre-approved by the Audit Committee and the Committee has concluded that the provisions of these services at these costs is compatible with the maintenance of Deloitte’s independence. If additional services are identified

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throughout the year, they are taken to the Audit Committee’s Chair for pre-approval. The Audit Committee Chair is designated to pre-approve them, reporting such pre-approval to the entire Audit Committee at its next meeting, unless such services have projected fees in excess of $25,000, in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and applicable regulations of the SEC. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s corporate website (corporate.wwe.com). For a description of this charter and the Audit Committee’s responsibilities under it, please also refer to “Proposal 1 – Election of Directors – The Board and Committees.”

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by applicable requirements of the PCAOB and the SEC. The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this Report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

While the members of the Audit Committee meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws, they are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte is in fact independent.

The Audit Committee
George A. Barrios, Chair Steve Pamon
Michelle R. McKenna

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PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders for a non-binding vote to approve the compensation for our named executive officers. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation & Human Capital Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

As required by SEC compensation disclosure rules, we have described our executive compensation program in the “Executive Compensation” section of this proxy statement (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables).

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who provide leadership for the Company and drive success across our numerous competitive revenue streams. We seek to accomplish this goal of rewarding performance while remaining aligned with the Company’s stockholders’ long-term interests. We want to avoid rewarding inappropriate risk taking. The Company believes that its executive compensation program satisfies this goal.

Our Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative disclosures, is hereby APPROVED.

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PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF ADVISORY
VOTE ON EXECUTIVE COMPENSATION

We are required to include a separate non-binding vote on whether the type of non-binding vote on executive compensation included in Proposal 3 should occur every one, two or three years. Stockholders have the option to vote for any one of the three alternatives, or to abstain on the matter.

The Company believes that an advisory vote on executive compensation should be conducted every year so that stockholders will have a regular and frequent opportunity to express their views on the Company’s executive compensation program. Stockholders are not voting to approve or disapprove of the recommendation of the Board of Directors.

The frequency of vote chosen by a plurality of the shares present in person or represented by proxy and entitled to vote on this proposal at the 2023 Annual Meeting of Stockholders will be the one approved by stockholders. This means that the option for holding an advisory vote on executive compensation every one year, two years or three years receiving the greatest number of votes will be considered the preferred frequency of the stockholders. Although this advisory vote is non-binding, the Board of Directors will take into account the outcome of the vote when making future decisions about the frequency of the advisory vote on execute compensation.

The Board of Directors recommends that stockholders vote to hold an advisory vote on executive compensation ANNUALLY.

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Stockholder proposals for inclusion in our proxy materials for our 2024 Annual Meeting must be received at the Company’s principal executive offices, 1241 East Main Street, Stamford, CT 06902 Attention: Corporate Secretary on or before December 5, 2023. Under our By-laws, any stockholder proposal for consideration at our 2024 Annual meeting, but not for inclusion in our proxy materials for that meeting, will be considered timely for purposes of the 2024 Annual Meeting only if the stockholder provides our Corporate Secretary notice of the proposal no earlier than February 15, 2024, and not later than March 17, 2024; provided that if the 2024 Annual Meeting is held on or before May 1, 2024, our Corporate Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or Notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or, if you hold registered shares, you can notify us at 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary or you can make a telephone request of our Corporate Secretary at (203) 352-8600.

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OTHER MATTERS

The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2022 Annual Report (which includes our Form 10-K for the year) is available on the website that is accessible as provided in the Notice. A copy is being sent with this Proxy Statement to all stockholders who requested them as provided in the Notice. Our Annual Report on Form 10-K for the year ended December 31, 2022 is also available on our corporate website at corporate.wwe.com. We will also mail a copy of the Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary. To register for electronic delivery for future mailings, you can go to proxyvote.com.

49

WORLD WRESTLING ENTERTAINMENT, INC.

1241 EAST MAIN STREET

STAMFORD, CT 06902

ATTN: INVESTOR RELATIONS

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WWE2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V09826-P91879	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WORLD WRESTLING ENTERTAINMENT, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐
Nominees:

	01)	Vincent K. McMahon	05) Steve Koonin
	02)	Nick Khan	06) Michelle R. McKenna
	03)	Paul Levesque	07) Steve Pamon
	04)	George A. Barrios	08) Michelle D. Wilson

The Board of Directors recommends you vote FOR the following Proposals:							For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.						☐	☐	☐
3.	Advisory vote to approve Executive Compensation.						☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:						1 Year	2 Years	3 Years	Abstain

4.	Advisory vote on frequency of the advisory vote on Executive Compensation.					☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V09827-P91879

PROXY/VOTING INSTRUCTION CARD
WORLD WRESTLING ENTERTAINMENT, INC.
ANNUAL MEETING TO BE HELD ON MAY 18, 2023 AT 1:00 P.M. EASTERN TIME
FOR HOLDERS AS OF MARCH 21, 2023

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize NICK KHAN and FRANK A. RIDDICK, III, or either of them, each with full power to appoint his/her substitute, to vote as Proxy for me (us) at WWE's Annual Meeting of Stockholders to be held virtually on May 18, 2023 at 1:00 p.m. Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

Continued and to be signed on reverse side